Exhibit 2.1

EXECUTION VERSION

Share Purchase Agreement in relation to the acquisition of the entire issued share capital of Emerald Medical Services Pte. Ltd.

Dated	18 May 2020

(1)	Intricon Pte. Ltd.

(2)	Emerald Apex Pte. Ltd.

(3)	Michael Joseph O’Connor

(4)	River Source Medical Pte. Ltd.

(5)	Mark Albert Kempf

(6)	Steven Paul Wiesner

(7)	Emerald Medical Services Pte. Ltd.

EXECUTION VERSION

Contents

		Page

1	Interpretation	4

2	Sale and purchase of the Shares	4

3	Consideration	5

4	Post-signing actions	10

5	Restrictive Covenants	10

6	Signing	12

7	Warranties	13

8	Limitation of liability	15

9	Indemnities	15

10	Remedies and Waiver	15

11	Sellers’ and Seller Individuals’ liability	16

12	Announcements and confidentiality	16

13	Assignment and novation	18

14	Invalidity	18

15	Costs	19

16	Grossing-up of indemnity payments	19

17	Entire agreement	19

18	Reasonableness	19

19	Variation	19

20	Partnership	20

21	Effect of signing and Completion	20

22	Notices	20

23	Third party rights	21

24	Further assurance	21

25	Counterparts	22

26	Governing law and dispute resolution	22

Schedule 1	Definitions	23

EXECUTION VERSION

EXECUTION VERSION

Share Purchase Agreement

Dated	18 May 2020

Among:

(1)	Intricon Pte. Ltd., a company incorporated in Singapore, with registered company number 198601819D, whose registered office is at 8 Admiralty Street, #02-03 Admirax, Singapore 757438 (the “Buyer”);

(2)	The sellers, whose names and addresses are set out in column (1) of Part 1 of Schedule 2 (together referred to as the “Sellers”);

(3)	The seller individuals, whose names and addresses are set out in column (1) of Part 2 of Schedule 2 (each a “Seller Individual”, and together referred to as the “Seller Individuals”); and

(4)	Emerald Medical Services Pte. Ltd., a company incorporated in Singapore, with registered company number 201109854W, whose registered office is at 8 Admiralty Street, #06-16 Admirax, Singapore 757438 (the “Company”),

(each a “Party”, and together referred to as the “Parties”).

Background:

(A)	The Sellers collectively own the legal and beneficial entitlement to one million (1,000,000) ordinary shares in the Company, representing one hundred percent (100%) of the entire issued share capital of the Company.

(B)	The Sellers wish to sell, and the Buyer wishes to purchase on a cash-free, debt-free basis, the Shares (as defined in Schedule 1 (Definitions)), free from all and any Encumbrances upon the terms and conditions set out in this Agreement (as defined in Schedule 1 (Definitions)) (the “Transaction”).

(C)	The Parties have agreed to enter into this Agreement in order to set out the terms and conditions upon which the Transaction will be effected.

Therefore, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1	Interpretation

In this Agreement, unless otherwise specified, capitalised terms and certain specific expressions have the meaning given to them in Schedule 1 (Definitions).

2	Sale and purchase of the Shares

2.1	Sale and purchase

On the date of this Agreement, and subject to the terms and conditions set out in this Agreement, the Sellers agree to sell, and the Buyer, in reliance upon the representations, warranties and covenants contained in this Agreement, agrees to

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purchase, the Shares as set out opposite each Seller’s name in column two (2) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals).

2.2	The Shares

The Shares shall be sold by the Sellers to the Buyer free from all and any Encumbrances, and together with all rights, entitlements and advantages attaching or accruing to them upon the delivery of the evidence of satisfaction of paragraphs 2.1 and 2.2 of Part 2 (Buyer obligations) of Schedule 4 (Signing Deliverables), including the right to receive all dividends or distributions declared, made or paid on or after such time.

2.3	Waiver of pre-emption rights

Each Seller hereby waives in favour of the other Sellers and the Buyer any and all rights of pre-emption, rights of first refusal and other similar rights (if any) which it has, may have or may be entitled to over any of the Shares.

2.4	All of the Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3	Consideration

3.1	Components of the consideration

3.1.1	The consideration for the purchase by the Buyer of the Shares shall be an amount equal to:

(a)	United States Dollars seven million one hundred twenty-seven thousand five hundred (USD 7,127,500), subject to the Post-Closing Adjustment to be calculated in accordance with Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) (the “Sale Consideration”); plus

(b)	the Parent Stock; plus

(c)	a deferred payment of up to United States Dollars one million five hundred thousand (USD 1,500,000) determined and payable in accordance with paragraph 1.2 (Calculation and payment of the Deferred Payment) of Part 1 (Earn-Out Payments and Deferred Payment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) (the “Deferred Payment”); plus

(d)	up to three (3) earn-out payments (where payable) calculated, agreed or determined and payable in accordance with paragraph 1.3 (Calculation and payment of the Earn-Out Payments) of Part 1 (Earn-Out Payments and Deferred Payment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) (the “Earn-Out Payments”, and each an “Earn-Out Payment”).

3.1.2	The purchase price for the purchase by the Buyer of the Shares shall be an amount equal to:

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(a)	the Financial Consideration; plus

(b)	the value attributable to the Parent Stock as agreed by the Parties, being at the date of this Agreement equivalent to United States Dollars nine hundred eighty-two thousand four hundred (USD 982,400) (calculated at United States Dollars twelve and twenty eight cents (USD 12.28) per share),

(together, the “Purchase Price”).

3.2	Payment of the Financial Consideration

3.2.1	The Buyer shall pay the Financial Consideration as follows:

(a)	the Sale Consideration to the Sellers’ Nominated Accounts in the amounts as specified in column (3) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals) on the date of this Agreement; and

(b)	the Deferred Payment and the Earn-Out Payments (where payable subject to the terms and conditions of this Agreement), to each of the Sellers’ Nominated Accounts in accordance with Part 1 (Earn-Out Payments and Deferred Payment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment).

3.2.2	All payments to be made to the Sellers under this Agreement shall be made in USD.

3.2.3	The Parties agree that the payment of the Financial Consideration by the Buyer to the Sellers’ Nominated Accounts in accordance with clause 3.2.1 and the issuance and allotment of the Parent Stock in accordance with clause 3.3 (Issuance and allotment of Parent Stock) will constitute the full discharge of the Buyer’s obligations in respect of the payment of such amounts and the issuance of the Parent Stock. The Buyer will not be obliged whatsoever or howsoever to see to, or be liable for, the ultimate distribution of any funds deposited to the Sellers’ Nominated Accounts, nor for the ultimate distribution of Parent Stock nor for the accuracy of any of the details of the Seller’s Nominated Accounts or transfer instructions provided in or pursuant to this Agreement.

3.3	Issuance and allotment of Parent Stock

3.3.1	In reliance upon the representations, warranties and covenants contained in this Agreement, the Buyer shall procure the issuance and allotment of the Parent Stock in book-entry form to the Escrow Agent on the date of this Agreement. The Buyer shall procure that the Escrow Agent holds the Parent Stock for each of the Sellers in the number of shares as set out against each of the Sellers in column five (5) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals), subject to the terms and conditions set out in this Agreement and the Escrow Agreement, respectively.

3.3.2	The Buyer shall procure that the Parent Stock is allotted and issued to the Escrow Agent free from all and any Encumbrances and together with all

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rights, entitlements and advantages attaching or accruing to them on the date of this Agreement (including the right to receive all dividends or distributions declared, made or paid on or after the date of this Agreement), save for the restrictions on Transfer which shall apply as well as any terms and conditions set out in this Agreement and the Escrow Agreement, respectively.

3.3.3	The Parties agree that the Escrow Agent shall hold the Parent Stock for the Restricted Period subject to the terms and conditions set out in this Agreement and the Escrow Agreement. The Sellers shall not cause or permit, whether directly or indirectly, a Transfer of the Parent Stock during the Restricted Period, save where such Transfer is made in accordance with the terms and conditions set out in this Agreement and/or the Escrow Agreement or is made with the prior written consent of the Buyer and the Parent.

3.3.4	The Buyer may, upon the instructions of the Parent, cause legends and stop transfer instructions to be placed on any of the Parent Stock, whether such Parent Stock is owned by the Sellers or not, without the approval of the Sellers, provided that such legends and/or stop transfer instructions are in accordance with this Agreement or required by applicable law or by any component statutory or regulatory body or stock exchange to be imposed on such Parent Stock.

3.4	Escrow

3.4.1	During the Restricted Period, the Sellers shall have the right (but not the obligation):

(a)	in respect of any duly convened general meeting of the shareholders of the Parent at which the Parent Stock has entitlement to vote, to vote in connection therewith at any such meeting in accordance with the rights given to their Shareholding Percentage; and

(b)	to receive the Restricted Dividends (each up to the amount of their Shareholding Percentage) in accordance with the terms and conditions set out in this Agreement and the Escrow Agreement, respectively, such dividends to be held by the Escrow Agent for the Restricted Period, or as otherwise provided by this Agreement and/or the Escrow Agreement.

3.4.2	The Parties agree that the Parent Stock and any Restricted Dividends shall be held by the Escrow Agent and distributed in accordance with the terms and conditions of the Escrow Agreement and this Agreement. On the date of release of the Parent Stock pursuant to the terms and conditions of the Escrow Agreement and this Agreement, the Buyer shall procure the Parent to register the Sellers as the record holders of the Parent Stock transferred to the Sellers in accordance with the terms and conditions of the Escrow Agreement and/or this Agreement.

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3.4.3	In the event of any conflict between the terms and conditions set out in this Agreement and the Escrow Agreement, the terms and conditions set out in the Escrow Agreement shall prevail.

3.5	Set-off and claw back of Parent Stock from escrow; additional remedies

3.5.1	If any claim for a breach of any of the Warranties or any other provision of this Agreement by the Buyer against the Sellers has been settled or agreed between the Parties or is determined in accordance with clause 26.2 or otherwise as the case may be, in each case in accordance with the terms and conditions set out in this Agreement and/or the Escrow Agreement and payment becomes due by the Sellers to the Buyer in respect of such claim, the Sellers shall on demand satisfy such claim by irrevocably:

(a)	paying to the Buyer the monetary value of any such claim in full in cash as may be due thereunder to an account nominated by the Buyer; or

(b)	delivering to the Buyer a Joint Written Direction, signed by the Sellers’ representative in accordance with the terms and conditions of the Escrow Agreement, requiring the Escrow Agent to transfer the Restricted Dividends to the Parent or its chosen representative (subject to applicable law) up to such amount as required to settle the monetary value of any such claim the Buyer has against the Sellers. To the extent that the Restricted Dividends are insufficient to settle the monetary value of any such claim in full in cash, the Joint Written Direction will also authorise the Escrow Agent to transfer the Parent Stock to the Parent or its chosen representative (subject to applicable law) up to such amount as is required to settle the monetary value of any such claim the Buyer has against the Sellers. The number of shares of Parent Stock to be so transferred shall be determined pursuant to the terms and conditions set out in the Escrow Agreement and the amount of Parent Stock owing to the Sellers following the expiry of the Restricted Period shall be decreased accordingly. The Sellers and Seller Individuals undertake and agree to provide the Buyer with all assistance as required in order to facilitate the terms of this clause 3.5.1 which shall include signing and submitting any written direction to the Buyer and/or Escrow Agent as may be required by the Buyer in order to facilitate any transfer requirements pursuant to the terms and conditions of the Escrow Agreement.

3.5.2	Where the monetary value of any claim the Buyer has against the Sellers is not satisfied in full in accordance with clause 3.5.1:

(a)	the Buyer shall be entitled to recover from the Sellers the monetary value of any amounts outstanding by way of setting-off, deducting and/or withholding such amounts from any Deferred Payment and/or Earn-Out Payment, and appropriate record of the accounting effect of such set-off, deduction and/or withholding shall be made accordingly; and/or

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(b)	in the instance that (a) above is insufficient to settle any such claim in full as determined by the Buyer at its sole discretion, and/or in the event that the Deferred Payment and/or next Earn-Out Payment, if any, is not due or anticipated (at the Buyer’s sole discretion) to be paid for six (6) months after the due date for payment of such claim, the Buyer shall be entitled to recover from the Sellers on Notice, and Sellers shall pay, the monetary value of the amounts due to be paid to the Buyer from the Sellers.

3.5.3	If the Buyer has notified the Sellers of any claim for breach of any of the Warranties or any other provision of this Agreement in accordance with the terms and conditions of this Agreement, and/or where applicable the Escrow Agreement, but such claim has not been finally determined by: (i) the expiry of the Restricted Period; and/or (ii) the time that any Deferred Payment and/or Earn-Out Payment becomes payable to the Sellers, the Buyer may elect to (in its sole discretion, but in consultation with the Sellers, and without prejudice to its rights set out in this Agreement and/or under the Escrow Agreement, including the right to claim directly against the Sellers):

(a)	withhold from such Deferred Payment and/or Earn-Out Payments such amount as is or may be required to settle the monetary value of any such claim, and:

(i)	once such claim has been finally settled or agreed between the Parties; or

(ii)	determined in accordance with clause 26.2,

the Buyer shall be entitled to elect to retain any amount withheld up to the value of such claim with any balance being payable to the Sellers by the Buyer accordingly; and/or

(b)	require the Escrow Agent to withhold from the Parent Stock and/or the Restricted Dividends, such amount as is or may be required to settle the monetary value of any such claims for a period of nine (9) months following the Restricted Period. The number of shares of Parent Stock to be so withheld shall be determined pursuant to the terms and conditions set out in the Escrow Agreement. Once such claims have been finally determined or agreed in accordance with the terms of the Escrow Agreement, the Buyer shall be entitled to elect for the Escrow Agent to transfer such Parent Stock and/or Restricted Dividends to the Parent or its chosen representative (subject to applicable law) up to the value of such claims, procuring that the Escrow Agent transfers the balance of any Parent Stock and/or Restricted Dividends to the Sellers in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Where such claim(s) have not been finally determined within the nine (9) months following the Restricted Period and without prejudice to any rights that the Buyer has or may have, the Buyer and the Sellers shall instruct the Escrow

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Agent to transfer the residual Parent Stock and/or Restricted Dividends to the Sellers in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Sellers and Seller Individuals undertake and agree to provide the Buyer with all assistance as required in order to facilitate the terms of this clause 3.5.3(b) which shall include signing and submitting any written direction to the Buyer and/or Escrow Agent as directed by the Buyer in order to facilitate any transfer requirements pursuant to the terms and conditions of the Escrow Agreement.

4	Post-signing actions

4.1	As soon as reasonably practicable after the date of this Agreement, the Sellers and the Seller Individuals undertake to:

4.1.1	jointly provide all reasonable assistance to the Buyer as may be requested by the Buyer in relation to:

(a)	finalising the audited consolidated financial statements of the Group, together with the auditors’ and Directors’ reports and the notes to such audited consolidated financial statements for the accounting reference period ended on the 31 December 2019, including without limitation the signing of management representation letters required by the auditors;

(b)	negotiating and finalising the renewal quality assurance agreement to be entered into with Optimed GmbH; and

4.1.2	jointly provide all reasonable assistance to the Buyer as may be requested by the Buyer from time to time after the date of signing this Agreement to cause the firm of Tan, Chan & Partners to provide their written consent to the filing and incorporation by reference of the audited consolidated financial statements of the Group for the years ended 31 December 2017, 2018 and 2019 in the Parent’s filings under the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1933, as amended, and the regulations promulgated thereunder.

5	Restrictive Covenants

5.1	In consideration for the Buyer entering into this Agreement, each of the Sellers and the Seller Individuals severally (but not jointly, save for where applicable under clause 5.5) undertake to the Company and as a separate undertaking to the Buyer, that except with the prior written consent of the Buyer and/or where the Sellers and/or Seller Individuals are acting on the instruction of the Buyer or a member of the Buyer’s Group, each Seller and Seller Individual shall not for a period of three (3) years from the date of this Agreement, whether directly or indirectly, or alone or jointly with any other person (as principal, agent, shareholder, equity owner or otherwise and whether for their own benefit or that of others) in any capacity whatsoever:

5.1.1	carry on, enter into or be engaged or interested in any business or activity which is a Competing Business in Singapore, the United States of America

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and/or any other jurisdiction in which the Company conducts business as at the date of this Agreement or has previously conducted business;

5.1.2	employ, engage, solicit, induce or otherwise entice away any Employees (who are Employees as at the date of this Agreement), save for where such Employees respond pursuant to the placement of a public advertisement not directly targeted at any Employee;

5.1.3	solicit or attempt to solicit any Competing Business from any client who in the two (2) year period prior to the date of this Agreement is or has been a client of a Group Company;

5.1.4	solicit or attempt to solicit any Competing Business from any potential clients of a Group Company which any Group Company, Seller, and/or Seller Individual has had written correspondence with in relation to the business of any Group Company in the two (2) year period prior to the date of this Agreement.

5.2	The restrictions set out in clause 5.1.1 shall not prohibit a Seller or Seller Individual from holding less than a five percent (5%) interest, whether held directly or indirectly, in any:

5.2.1	securities of a Competing Business listed on any recognised stock exchange after Completion; or

5.2.2	participation interest in any collective investment funds in any Competing Business following Completion, to the extent that they are managed by an independent professional fund manager and no funds are invested into any Competing Business at the request of a Seller or Seller Individual.

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5.3

Each undertaking set out in clause 5.1, of which the Sellers and Seller Individuals confirm they have received independent expert legal advice, constitutes an entirely separate undertaking and the Parties agree that the duration, extent and application of each restriction are no greater than is reasonably necessary for the protection of the value of the Group Company.

5.4

Whilst the Parties acknowledge that the terms and conditions of this clause 5 (Restrictive Covenants) are reasonable in all circumstances, if one (1) or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade but would be valid if part of the wording were deleted, periods reduced or the range of activities or areas dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective, and the remaining undertakings shall continue to bind the relevant Seller and/or Seller Individual.

5.5

The Sellers and Seller Individuals acknowledge and agree that a breach of any of the provisions of this clause 5 (Restrictive Covenants) would result in harm to the Company and/or Buyer that cannot be adequately compensated by monetary awards. As such, the Parties agree that where the Seller or Seller Individuals breach any provision of this clause 5 (Restrictive Covenants) the Company and/or Buyer shall have the right to claim:

5.5.1        against any Seller or Seller Individual:

(a)	damages as prescribed by law; and/or

(b)	any rights the Company and/or Buyer may have under equity and law, including but not limited to injunctive relief;

5.5.2        against Emerald Apex Pte. Ltd. in respect of any breaches made by Steven Paul Wiesner (a Seller Individual) of this clause 5 (Restrictive Covenants); and

5.5.3        against River Source Medical Pte. Ltd. in respect of any breaches made by Mark Albert Kempf (a Seller Individual) of this clause 5 (Restrictive Covenants).

5.6

Where a Seller is liable for any breach of this clause 5 (Restrictive Covenants), in addition to any other remedy available at law or in equity, the Buyer shall benefit from the entitlements as provided in clause 3.5 (Set-off and claw back of Parent Stock from escrow; additional remedies) against the Parent Stock and the Restricted Dividends held by the Escrow Agent for such Seller, and against the Financial Consideration payable to such Seller, and the Sellers undertake and agree to provide the Buyer with all assistance as required in order to facilitate the terms of this clause 5.6 which shall include signing and submitting any written direction to the Buyer and/or Escrow Agent as directed by the Buyer in order to facilitate any transfer requirements pursuant to the terms and conditions of the Escrow Agreement.

6	Signing

6.1	Date and place

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The signing of this Agreement shall take place on the date hereof at such place as shall be mutually agreed in writing between the Parties.

6.2	Signing deliverables

At signing, the Parties shall comply with their respective signing obligations as specified in Schedule 4 (Signing deliverables).

6.3	Breach of Completion obligations

If the Sellers, the Seller Individuals, or the Company fail to comply with any obligation in clause 6.2 (Signing deliverables) and Schedule 4 (Signing deliverables), the Buyer, shall be entitled (without prejudice to the right to claim damages or other compensation) by Notice to the other Parties to effect Completion so far as practicable having regard to the defaults which have occurred.

7	Warranties

7.1	Warranties

Each Warrantor jointly and severally represents and warrants to the Buyer that each Warranty is true, accurate and not misleading in all respects on and as of the date of this Agreement.

7.2	Effect of the Warranties

Each Warrantor agrees that:

7.2.1	the Buyer is entering into and performing its obligations under this Agreement in reliance on representations in terms of the Warranties;

7.2.2	each Warranty is a separate representation and warranty and is not limited by reference to any other Warranty or any Transaction Document; and

7.2.3	the Warranties shall survive the date of this Agreement and Completion.

7.3	Claims in respect of the Warranties

Subject to clause 8 (Limitation of liability), the Warrantors shall be liable under the Warranties unless the facts which cause any of the Warranties to be untrue, inaccurate, or misleading were Disclosed. Save for where such matter has been Disclosed, the Buyer shall be entitled to claim that any of the Warranties are untrue, inaccurate or is misleading notwithstanding that the Buyer knew or could have discovered the fact of such breach or inaccuracy on or before signing.

7.4	Waiver of rights against the Group

Each Warrantor irrevocably waives and releases any right or claim which they may have against each Group Company and its respective directors, officers, employees and agents (except rights expressly granted under the Transaction Documents), including any claims for compensation or rights to indemnification or contribution.

7.5	Warrantor’s knowledge

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Warranties qualified by the knowledge, belief or awareness of the Warrantors or “so far as the Warrantors are aware”shall be deemed to refer to any actual knowledge, belief or awareness which any of the Warrantors actually have or would have having made all reasonable enquiries at the date of this Agreement.

7.6	Benefit of the Warranties

The Warrantors give each Warranty and the benefits of the Indemnities to the Buyer.

7.7	Materiality

For the purposes of calculating the amount of any Loss with respect to any breach of any Warranty and/or the Indemnities (but not for determining the existence of any breach of any Warranty and/or the Indemnities), any materiality or other similar qualifications in the Warranties and/or the Indemnities shall be disregarded.

7.8	Buyer’s Warranties

The Buyer represents and warrants to the Sellers that each of the following warranties is true, accurate and not misleading in all respects on and as of the date of this Agreement:

7.8.1	it has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement;

7.8.2	it has the full and valid right, power and authority to execute the Transaction Documents and perform all the obligations set forth in the Transaction Documents;

7.8.3	the Transaction Documents constitute valid and legally binding obligations on it, enforceable against it in accordance with the terms thereof and do not conflict with or constitute a default under any agreement or instrument to which it is a party, any applicable law by which it is bound or any provision of its constitutional documents (where applicable);

7.8.4	no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Government Entity is required to be obtained, or made, by it to authorise the execution or performance by it of the Transaction Documents to be executed by it;

7.8.5	all rights of pre-emption, rights of first refusal and other similar rights (if any) arising from and in respect of the allotment and issue of the Parent Stock to the Escrow Agent in accordance with the terms and conditions set out in this Agreement, are waived irrevocably by the persons entitled thereto; and

7.8.6	the Parent Stock, when issued to the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement, shall be duly authorised, properly issued and allotted as fully paid free of any Encumbrances and will have all rights, powers and preferences of common stock as set out in the constitutional documents of the Parent, save for any Encumbrances and/or restrictions on rights, powers or preferences imposed

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thereon in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

8	Limitation of liability

The liability of the Sellers and the Seller Individuals in respect of a claim under the Warranties and the Indemnities shall be limited in accordance with the terms of Schedule 6 (Limitation of liability).

9	Indemnities

9.1	General Indemnity

The Sellers and the Seller Individuals, jointly and severally, undertake to fully indemnify on demand and hold harmless the Buyer from and against all and any Losses howsoever incurred by the Buyer arising from any breach of any Warranties.

9.2	Specific Indemnity

Without prejudice to the generality of clause 9.1 (General Indemnity), the Sellers and Seller Individuals undertake to indemnify and hold harmless the Buyer from and against any Losses incurred by the Buyer arising from any debt or liabilities of any Group Company (including liabilities for Tax and Transaction Expenses incurred by the Sellers, the Seller Individuals and the Group) incurred up to and including the date of this Agreement, save for where such debts or liabilities have been already accounted for and agreed by the Buyer in the Post-Closing Adjustment.

10	Remedies and Waiver

10.1	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

10.2	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

10.3

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

10.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

10.5

Subject to compliance with the requirements to provide Notice in paragraph 2 (Time Limits) of Schedule 6 (Limitation of liability), the rights and remedies of the Buyer and/or Company (as applicable) under this Agreement shall not be affected by the expiry of any limitation period prescribed by law in relation to a claim under the Warranties and/or the Indemnities. For the avoidance of doubt, all limitations of liability as prescribed in Schedule 6 (Limitation of liability) shall apply.

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11	Sellers’ and Seller Individuals’ liability

11.1	Save as provided in clause 5 (Restrictive Covenants), the Sellers and the Seller Individuals are jointly and severally liable for all obligations and liabilities in this Agreement.

11.2

The Buyer may release or compromise the liability of any Seller and/or Seller Individual under this Agreement or grant to any Seller and/or Seller Individual time or other indulgence without affecting the liability of any other Seller and/or Seller Individual for whom the remaining Sellers and/or Seller Individuals shall remain jointly and severally liable (to the extent applicable).

11.3

If any liability of one (1) or some but not all of the Sellers and/or Seller Individuals (as the case may be) is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers and/or Seller Individuals (as the case may be), under this Agreement.

11.4

If there is any conflict or inconsistency between this clause 11 (Sellers’ and Seller Individuals’ liability) and any other provision of this Agreement, then this clause 11 (Sellers’ and Seller Individuals’ liability) shall prevail.

12	Announcements and confidentiality

12.1	Announcements

No announcement in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement or circular required by applicable law but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such obligation. The Sellers and Seller Individuals understand and agree that the Parent will be making filings with the SEC disclosing the Transaction, this Agreement and certain of the other Transaction Documents and the Buyer shall procure that the Parent consults with the other Parties in so far as is reasonably practicable before complying with such obligation.

12.2	Confidentiality

12.2.1   Subject to clause 12.2.2 each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement (or any other Transaction Document) which relates to:

(a)	the existence and the provisions of this Agreement (or any other Transaction Document), except as provided in clause 12.1;

(b)	the negotiations relating to this Agreement (or any other Transaction Document); and

(c)	in the case of the Warrantors, all confidential information or trade secrets in their possession concerning the business, affairs,

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customers, clients or suppliers of the Group, the Buyer and its Affiliates.

For the avoidance of doubt, all confidential information or trade secrets concerning the business, affairs, customers, clients or suppliers of the Group shall be the property of Group and Buyer’s Group after the date of this Agreement.

12.2.2       Clause 12.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)

the disclosure or use is required by applicable law or by any competent statutory or regulatory body or stock exchange (or the disclosure rules thereof) or the disclosure is made to a Government Entity in connection with the Tax affairs of the disclosing Party;

(b)

the disclosure or use is required to vest the full benefit of this Agreement (or any other Transaction Document) in any Party or is required for the purpose of any proceedings arising out of this Agreement (or any other Transaction Document);

(c)

the disclosure is made to any directors, officers, employees, agents, advisors and shareholders (but only if each such shareholder has agreed with the relevant Party to be bound by confidentiality obligations substantially similar to the confidentiality obligations set out in clause 12.2.1) or auditors of the Parties;

(d)

the disclosure is made to any Buyer’s Affiliates and its and the Affiliates’ directors, officers, employees, agents, shareholders and managers on a need to know basis in connection with this Agreement;

(e)

the disclosure or use is by the Buyer or Parent to any third party to which the Buyer sells or offers to sell any equity interest in the Buyer, including to the limited partners or prospective limited partners of the Buyer, or to lenders or prospective lenders from whom the Buyer or Parent is raising or is seeking to raise financing, if such third party has agreed to be bound by confidentiality obligations substantially similar to the confidentiality obligations set out in clause 12.2.1;

(f)

the disclosure is made to professional advisers of any Seller or the Buyer on terms that such professional advisers undertake to comply with the provisions of clause 12.2.1 in respect of such information;

(g)	the information is or becomes publicly available (other than by breach of this Agreement); or

(h)	the other Parties have given prior written approval to the disclosure or use,

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provided that prior to disclosure or use of any information pursuant to clause 12.2.2(a) (except where giving notice to the other Parties is prohibited by applicable law), the Party concerned shall promptly notify the other Parties of such proposed disclosure with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise agree the timing and content of such disclosure or use.

12.3	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Party may have pursuant to the terms and conditions of this Agreement or any related agreement, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this clause 12 (Announcements and confidentiality) and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this clause 12 (Announcements and confidentiality).

13	Assignment and novation

13.1

Save as expressly provided in clause 13.2, no Party may assign, transfer, charge, declare a trust over or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

13.2

The Buyer may assign all or any of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) to any of its Affiliates.

14	Invalidity

14.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

14.1.1      the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

14.1.2      the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

14.2

If any provision of this Agreement is so found to be invalid, illegal or unenforceable but would be valid, legal or enforceable if some part of the provision were modified or deleted, the provision in question shall apply with such deletion(s) of modification(s) as may be necessary to make it valid and enforceable.

14.3

The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but any such provision shall remain valid and binding as regards the other Parties to this Agreement to which it is expressed to apply.

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15	Costs

15.1	The Buyer shall bear and pay any stamp duty or other government levy or duties payable in connection with the purchase of the Shares.

15.2	Save as set out in clause 15.1 or as expressly provided in any Transaction Document:

15.2.1      the Buyer shall bear and pay the Transaction Expenses incurred by it; and

15.2.2      the Sellers shall bear and pay the Transaction Expenses incurred by Sellers, Seller Individuals and Group.

16	Grossing-up of indemnity payments

16.1

Where any payment is made under this Agreement or any other Transaction Document pursuant to an indemnity, compensation or reimbursement provision (including clause 9 (Indemnities)) and that sum is subject to a charge to Tax in the hands of the recipient, the sum payable shall be increased to such sum as will ensure that after payment of such Tax (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

16.2

Where any sum constituting an indemnity, compensation or reimbursement to any Party (including a sum paid under clause 9 (Indemnities)) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Tax suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

17	Entire agreement

17.1

This Agreement and the Transaction Documents contain the whole agreement between the Parties relating to the subject matter of this Agreement as at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract, and supersede any previous written or oral agreement among the Parties in relation to the matters dealt with in this Agreement.

17.2	Nothing in this Agreement or any other Transaction Document excludes or limits any liability for fraud.

18	Reasonableness

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of this clause 18 (Reasonableness), and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

19	Variation

No variation or amendment to this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

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20	Partnership

Nothing in this Agreement shall create or be deemed to create a partnership or joint venture of any kind or the relationship of principal and agent or employer and employee between any of the Parties.

21	Effect of signing and Completion

Any provision of this Agreement or any other Transaction Document which is capable of being performed or observed after but which has not been performed at or before signing or Completion, and all covenants, warranties, indemnities and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding signing or Completion.

22	Notices

22.1	Delivery

22.1.1      Any notice or other communication to be given under or in connection with this Agreement (each a “Notice”) shall be:

(a)	in the English language;

(b)	in writing and signed by or on behalf of the Party giving it; and

(c)	delivered by hand, electronic mail or pre-paid registered post.

22.1.2      A Notice shall be sufficiently given or served if delivered or sent:

(a)	in the case of the Buyer at the following address or email address, or such other address or email address as the Buyer may notify to the other Parties from time to time:

Address:             8 Admiralty Street, #02-03 Admirax, Singapore, 757438

Email Address:    [personal information redacted]

Attention:            Scott Longval

With a copy to (which shall not constitute notice) to:

Address:             Stephenson Harwood LLP, 1 Raffles Place, #18-61 Tower 2, Singapore, 048616

Email Address:    [personal information redacted]

Attention:            Tom Platts and Philippa English

(b)

in the case of a Seller, at the address or email address given for that Seller in Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals) or such other address or email address as that Seller may notify to the other Parties from time to time; or

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(a)

in case of the Seller Individuals, at the address or email address given for that Seller Individual in Part 2 (The Seller Individuals) of Schedule 2 (The Sellers and the Seller Individuals) or such other address or email address as that Seller Individual may notify to the other Parties from time to time; or

(b)	in the case of the Company at the following address or email address, or such other address or email address as the Company may notify to the other Parties from time to time:

Address:             8 Admiralty Street, #06-16 Admirax, Singapore, 757438

Email Address:    [personal information redacted]

Attention:            Scott Longval

With a copy to (which shall not constitute notice) to:

Address:             Stephenson Harwood LLP, 1 Raffles Place, #18-61 Tower 2, Singapore, 048616

Email Address:    [personal information redacted]

Attention:            Tom Platts and Philippa English

22.2	Time of delivery

A Notice shall be effective upon receipt and shall be deemed to have been received:

22.2.1       if delivered by hand, when delivered to the addressee;

22.2.2       if delivered by pre-paid registered post, two (2) Business Days from and including the date of postage; or

22.2.3       if delivered by electronic mail, on the Business Day following the date of its transmission, provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed, provided that if deemed receipt of any Notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this clause 22 (Notices) are to local time in the country of the addressee.

23	Third party rights

Except as expressly provided in this Agreement, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any of its terms.

24	Further assurance

The Sellers and Seller Individuals will at their own cost and expense execute or procure the execution of all documents, in a form reasonably satisfactory to the

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Buyer, as the Buyer may consider necessary for giving full effect to this Agreement and the Transaction Documents and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer in this Agreement and the Transaction Documents and shall do all such acts and things as the Buyer shall require for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares and otherwise giving the Buyer the full benefit of this Agreement and the Transaction Documents. The Sellers and the Seller Individuals further agree to use all reasonable endeavours to assist the Buyer with any transitional arrangements following signing and Completion and the ongoing continuity of the business of the Company.

25	Counterparts

25.1

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one (1) and the same instrument. Each Party may enter into this Agreement by executing any such counterpart.

25.2

Delivery of an executed signature page of a counterpart in Portable Document Format (PDF) (or similar file format) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement. If this method is adopted, without prejudice to the validity of such Agreement, each Party shall provide the other Parties with the original of such page as soon as reasonably practicable thereafter, save for where the counterpart has been signed by electronic signature. The Parties agree that this Agreement may be signed by electronic signature and each Party agrees to be bound by its own electronic signature.

26	Governing law and dispute resolution

26.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Singapore.

26.2

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration in Singapore in accordance with the arbitration rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed incorporated by reference in this clause. The seat and venue of arbitration shall be Singapore. The arbitration shall be decided by one (1) arbitrator to be appointed by the President of the Court of Arbitration for the time being of the Singapore International Arbitration Centre and the language of the arbitration shall be English. The arbitral award made and granted by the arbitrators shall be final, binding and incontestable, may be enforced by the Parties against the assets of the other Party wherever those assets are located or may be found and may be used as a basis for judgment thereon in Singapore or elsewhere.

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Schedule 1            Definitions

1	Definitions

“Accounting Principles” means the Singapore Financial Reporting Standards consistently applied;

“Accounts” means the audited consolidated financial statements of the Group, together with the auditors’ and directors’ reports and the notes to such audited consolidated financial statements for the accounting reference period ended on the 31 December 2017 and 2018, such financial statements comprising a balance sheet, a profit and loss account and a cash flow statement;

“Accounts Date” means 31 December;

“Affiliate” means:

(a)

in relation to an individual: any spouse; child; domestic partner; joint venture; partnership; corporation; or any other entity which is, or may be, controlled directly or indirectly by that individual or their Affiliates; and

(b)

in relation to an entity, any other entity that through one or more intermediaries, controls, is controlled by, or under common control with, such entity. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect ownership of at least fifty percent (50%) of the voting stock of any entity, or any comparable equity or ownership interest or the legal power to direct or cause the direction of the general management of any organisation (including any corporation, limited liability company, partnership, limited partnership, firm, trust, body corporate, Government Entity, authority, agency, unincorporated body or association);

“Agreement” means this Share Purchase Agreement and the Schedules and the Annex hereto;

“Anti-Corruption Law” means all laws in any jurisdiction relating to bribery, corrupt practices, money laundering, sanctions and sanctioned countries, and any other applicable law of similar purpose and scope in any jurisdiction, including, but not limited to, the Prevention of Corruption Act (Chapter 241) of Singapore, the Corruption, Drug Trafficking and other Serious Offences (Confiscation of Benefits) Act (Chapter 65A) of Singapore, the Penal Code (Chapter 224) of Singapore, the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act, all as amended, and including books and records offences relating directly or indirectly thereto;

“Bespoke Software” means all software written or customised specifically for the Company, including any amendments to a third-party’s software and any interfaces;

“Board” means the board of directors or equivalent body, from time-to-time, of a Group Company;

“Business” means the business of contract-manufacturing and larger-volume manufacturing of complex catheters, covering the range from catheters for neuro-

EXECUTION VERSION

applications to AAA systems and all other businesses carried on by the Group as at the date of this Agreement;

“Business Day” means any day (other than a Saturday, Sunday or a public holiday in Singapore or Arden Hills, MN) upon which banks are open for the transaction of normal banking business;

“Buyer’s Group” means the Buyer and its Affiliates (which shall not include the Group);

“Closing Working Capital” has the meaning given to it in paragraph 2.1.1 of Part 2 Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Competing Business” means a business the same as or similar to all or any part of the Business or a business that competes directly or indirectly with all or any part of the Business;

“Completion” means the completion of the sale and purchase of the Shares in accordance with the terms and conditions of this Agreement;

“CPF” means the Central Provident Fund of Singapore;

“Current Assets” has the meaning given to it in paragraph 2.1.2 of Part 2 of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Current Liabilities” has the meaning given to it in paragraph 2.1.3 of Part 2 of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Data Room” means the online data room administered by the Sellers and hosted by Citrix ShareFile including written replies given by or on behalf of the Sellers to written questions provided by the Buyer and its representatives, for the purpose of allowing the Buyer to carry out its due diligence investigations;

“Deferred Payment” has the meaning given to it in clause 3.1.1(c);

“Disclosed” means fully, fairly and specifically disclosed in the Disclosure Letter and the USB in sufficient detail to enable a reasonable buyer to properly identify the nature and scope of the matter being disclosed in the context of the Warranties and to evaluate the impact of the disclosure, including the amount and likelihood of Losses;

“Disclosure Letter” means the letter of the same date as this Agreement from the Warrantors to the Buyer disclosing certain exceptions to the Warranties and containing a detailed index identifying each of the documents on the USB;

“Earn-Out Payments” has the meaning given to it in clause 3.1.1(d);

“Earn-Out Period” has the meaning given to it in paragraph 1.1.1 of Part 1 (Earn-Out Payments and Deferred Payment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Employees” means individuals employed by any Group Company;

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“Employee Representative Body” has the meaning given to it in paragraph 17.5 (Trade Unions) of Schedule 5 (Warranties);

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, licence, third-party right or interest, any other security interest of any kind or preferential arrangement (including a title transfer and retention arrangement) having similar effect or an agreement, arrangement or obligation (whether verbal or written) to create any of the above;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any Government Entity having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all laws in any jurisdiction applicable to any Group Company and their business whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;

“Environmental Permit” means any Permits which are issued, granted or required under Environmental Law which is required for the operation of the business of the Group as it has been operated in the five (5) years before the date of this Agreement;

“Environmental Warranties” means the warranties set out in paragraph 23 (Environmental) of Schedule 5 (Warranties);

“Escrow Agent” means U.S. Bank National Association, a United States national banking association, engaged to hold the Parent Stock and Restricted Dividends pursuant to the terms and conditions set out in this Agreement and the Escrow Agreement;

“Escrow Agreement” means the Escrow Agreement dated the date hereof among the Buyer, the Sellers, the Parent, and the Escrow Agent containing the terms and conditions on which the Escrow Agent will hold the Parent Stock and the Restricted Dividends;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time-to-time;

“Family Member” means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any Seller Individual, and any person (other than a tenant or employee) sharing the household of such Seller Individual;

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“FDA” means the federal agency of the United States Department of Health and Human Services, the Food and Drug Administration;

“Financial Consideration” means the Sale Consideration, the Deferred Payment and the Earn-Out Payments collectively;

“Financial Year” means, in relation to any Group Company, an accounting period of twelve (12) months ending on the applicable Accounts Date;

“Fundamental Warranties” means the Warranties set out in paragraphs 1 (Information), 2 (Authority and right to contract) and 3 (Shares, the Company and the Subsidiaries) of Schedule 5 (Warranties);

“General Indemnity” means the indemnity given in clause 9.1 (General Indemnity);

“Government Entity” means any international, foreign, national or local government or court, arbitral tribunal, administrative or regulatory body or other governmental or quasi-governmental entity or any securities exchange;

“Group” means the Company and the Subsidiaries, and “Group Company” means the Company or any Subsidiary;

“Hardware” means any and all computer, telecommunications and network equipment used in the business of the Company (including PCs, laptop computers, mainframes, servers, screens, terminals, keyboards, disks, thumb drives, printers, cabling, associated and peripheral electronic equipment);

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage or a nuisance to the Environment or to any person;

“HSA” means the Health Sciences Authority, being a statutory board of the Ministry of Health of the Singapore Government;

“Indemnities” means together the General Indemnity and the Specific Indemnity;

“Intellectual Property” means patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“IT Systems” means the Hardware and the Software;

“Joint Written Direction” has the meaning given to it in the Escrow Agreement;

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“Loss”or “Losses” means any and all losses, demands, liabilities, claims, charges, actions, damages, depletions or diminutions in the value of the shares or assets of a Group Company (including, without limitation, punitive, incidental, consequential, special, or indirect damages, including loss of revenue or any damages based on any type of multiple), fines, penalties, interest and expenses (including, without limitation, reasonable expenses of investigation and reasonable lawyers’, accountants’ and other experts’/professionals’ fees and expenses in connection with any assessment, action, suit or proceeding) incurred or suffered;

“Management Accounts” means the unaudited consolidated accounts of the Company and of each of the Subsidiaries for the twelve (12) month period ended 31 December 2019 and the three (3) month period ended 31 March 2020, copies of which are on the USB;

“Notice” has the meaning given to it in clause 22.1.1;

“Parent” means Intricon Corporation, a Pennsylvania corporation, with registered address 1260 Red Fox Road, Arden Hills, MN 55112, United States of America;

“Parent’s SEC Documents” means the following reports of the Parent as filed with the U.S. Securities and Exchange Commission: (i) annual report on Form 10-K for the year ended 31 December 2019, including those portions of Buyer’s proxy statement for its 2020 annual meeting of shareholders incorporated by reference in such annual report; (ii) any current reports on Form 8-K (excluding information furnished under Item 2.02 or 7.01 of Form 8-K) filed subsequent to the filing of the annual report on Form 10-K for the year ended 31 December 2019 and on or prior to the date hereof; and (iii) exhibit 4.2 to the annual report on Form 10-K for the year ended 31 December 2019, describing the shares of common stock of the Parent;

“Parent Stock” means the eighty thousand (80,000) shares of common stock of the Parent issued in the name of the Escrow Agent on behalf of the Sellers pursuant to this Agreement;

“Performance Revenue” has the meaning given to it in paragraph 1.1.2 of Part 1 (Earn-Out Payments and Deferred Payment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Permits” has the meaning given to it in paragraph 19.1 of Schedule 5 (Warranties);

“Post-Closing Adjustment” has the meaning given to it in paragraph 2.3 of Part 2 (Working Capital Adjustment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Property” means leasehold properties of the Company located at 8 Admiralty Street, #06-04/05 and #06-15/16 Admirax Singapore 757438;

“Purchase Price” has the meaning given to it in clause 3.1.2;

“Restricted Period” means a period of eighteen (18) months from the date of this Agreement;

“Restricted Dividends” means all dividends, if any, as declared and paid on the Parent Stock by the Parent;

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“Sale Consideration” has the meaning given to it in clause 3.1.1(a);

“SEC” means the U.S. Securities and Exchange Commission;

“Sellers’ Nominated Accounts” means the accounts, the details of which are set out in Schedule 8 (Sellers’ Nominated Accounts) to which the Sale Consideration, and any Deferred Payment and/or Earn-Out Payments payable pursuant to the terms and conditions of this Agreement shall be paid;

“Service Agreements” means the two (2) employment agreements for a minimum duration of three (3) years from the date of this Agreement, between the Company or the Buyer (as the case may be), and each of Michael Joseph O’Connor and Steven Paul Wiesner, and the consultancy agreement for a minimum duration of one (1) year from the date of this Agreement between the Company, or a member of the Buyer’s Group (as the case may be), and Mark Albert Kempf;

“Shareholding Percentage” means the percentage that each Seller shall receive of the Parent Stock as set out in column (4) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals), as adjusted pursuant to the terms and conditions of this Agreement and the Escrow Agreement;

“Shares” means the entire issued share capital of the Company as of the date of this Agreement that the Buyer will purchase from the Sellers on the date of this Agreement, subject to the terms and conditions of this Agreement;

“SIAC Rules” has the meaning given to it in clause 26.2;

“Singapore Financial Reporting Standards” or “SFRS” means the financial reporting standards issued by the Singapore Accounting Standards Council, consistently applied;

“Software” means all computer programs, operating systems and other software used in the business of the Company or resident on any Group Company’s computer equipment used in the business of the Company including the Bespoke Software;

“Specific Indemnity” means the indemnity given in clause 9.2 (Specific Indemnity);

“Subsidiaries” means the company set out in Part 2 (Details of the Subsidiaries) of Schedule 3 (The Group) and the Company’s subsidiaries from time to time;

“Target Working Capital” has the meaning given to it in paragraph 2.1.4 of Part 2 (Working Capital Adjustment) of Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment);

“Tax” means:

(a)

all taxes, levies and duties, all imposts or charges in the nature of taxation, and any withholdings or deductions in respect thereof or relating thereto, including corporation tax, income tax, capital gains tax, inheritance tax, stamp duty, transfer tax, documentary stamp tax, land tax, the annual tax on enveloped dwellings, social security contributions, value added tax, improperly accumulated earnings tax, and all other taxes on net or gross

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income, profits or gains (whether deemed or actual), receipts, sales, turnover, use, occupation, development, franchise or employment, in each case whether in Singapore or elsewhere and regardless of whether the same are chargeable directly or primarily against a Group Company or any other person and of whether any amount in respect thereof may be recoverable against any person; and

(b)

any interest, fine, penalty or surcharge relating to any item within paragraph (a) above or to any failure to comply with any procedural or other requirement in relation to any item within paragraph (a) above;

“Tax Authority” means any taxing or other authority in any jurisdiction competent to impose, levy, assess, manage or collect any Tax;

“Tax Warranties” means the warranties set out in paragraph 22 (Taxation) of Schedule 5 (Warranties);

“Transaction” has the meaning given to it in the recitals to this Agreement;

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Service Agreements;

(d)	the Escrow Agreement; and

(e)	all other documents referred to in them which are to be executed on or about the date of this Agreement;

“Transaction Expenses” means all fees and expenses incurred by a Party (including the fees and expenses of its own advisers) in connection with the preparation, consideration, negotiation and execution of this Agreement and the other Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby;

“Transfer” means to offer, sell, offer to sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) of the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any legal or beneficial interest in the Parent Stock or (as applicable) securities convertible into or exchangeable or exercisable for any shares of the Parent Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the legal or beneficial ownership of, or any of the economic consequences of ownership of, the Parent Stock, whether any such aforementioned transaction is to be settled by delivery of the Parent Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement;

EXECUTION VERSION

“USB” means the thumb drive given to the Buyer from the Sellers on 15 May 2020 containing those documents in the Data Room which are listed in Annex I of the Disclosure Letter;

“Warranties” means the representations and warranties set out in Schedule 5 (Warranties), and “Warranty” means any one of them; and

“Warrantors” means the Sellers and the Seller Individuals.

2	Modification etc. of statutes

References to a constitution, law, decree, circular, by-law, statute, ordinance, code, rule or regulation include a reference to that constitution, law, decree, circular, by-law, statute, ordinance, code, rule or regulation as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant constitution, law, decree, circular, by-law, statute, ordinance, code, rule or regulation.

3	Singular, plural, gender

References to one (1) gender include all genders and references to the singular include the plural and vice versa.

4	References to persons and companies

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Government Entity or other body or entity (whether or not having separate legal personality).

5	References to subsidiaries and holding companies

5.1	A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one (1) or more subsidiaries:

5.1.1	holds a majority of the voting rights in it;

5.1.2	is a member of the board or shareholder of it and has the right to appoint or remove a majority of its board members or equivalent managing body;

5.1.3	is a member of the board or shareholder of it and controls alone, pursuant to an agreement with other shareholders, a majority of the voting rights in it; or

5.1.4	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its shareholders, members of the board (or equivalent managing body) are obliged to comply.

6	Schedules etc.

References to this Agreement shall include any recitals and Schedules to it and references to “clauses” and “Schedules” are to clauses of, and Schedules to, this Agreement. References to “paragraphs” and “Parts” are to paragraphs and parts of the Schedules.

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7	Headings

Headings shall be ignored in interpreting this Agreement.

8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

9	Legal terms

References to any Singapore law legal term shall, in respect of any jurisdiction other than Singapore, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

10	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

11	Applicable laws

A reference to “applicable laws” is a reference to any applicable constitution, law, decree, circular, by-law, statute, ordinance, code, rule or regulation of any government, state or political subdivision thereof, regulatory or semi-regulatory or administrative body or other Government Entity.

12	Other

Any reference to “US Dollars”, “United States Dollars” or “USD” shall mean the lawful currency for the time being of the United States of America.

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Schedule 2      The Sellers and the Seller Individuals

Part 1 – The Sellers

(1)	(2)	(3)	(4)	(5)
Name and address	Shares held	Sale Consideration (USD)	Percentage of Shares	No. of Shares of Parent Stock to be Issued
Emerald Apex Pte. Ltd. [personal information redacted]	675,000	4,811,062.50	67.5%	54,000
Michael Joseph O'Connor [personal information redacted]	200,000	1,425,500	20%	16,000
River Source Medical Pte. Ltd. [personal information redacted]	125,000	890,937.50	12.5%	10,000
Totals	1,000,000	7,127,500	100%	80,000

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Part 2 – The Seller Individuals

(1)	(2)	(3)	(4)
Name and address	Passport/ Identification number	Nationality	Shares held through
Michael Joseph O'Connor [personal information redacted]	[personal information redacted]	Singaporean	Direct shareholding
Steven Paul Wiesner [personal information redacted]	[personal information redacted]	Singaporean	Indirect shareholding as 100% owner of Emerald Apex Pte. Ltd.
Mark Albert Kempf [personal information redacted]	[personal information redacted]	American	Indirect shareholding as 100% owner of River Source Medical Pte. Ltd.

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Schedule 3      The Group

Part 1 – Details of the Company

Registered name	Emerald Medical Services Pte. Ltd.
Type of entity	Private company limited by shares
Place of Incorporation	Singapore
Company number	201109854W
Date of incorporation	25 April 2011
Registered office	8 Admiralty Street, #06-16 Admirax, Singapore, 757438
Issued share capital	S$2,805,910 divided into 1,000,000 ordinary shares
Shareholders	No. and class of Shares	Registered holder
	675,000 Ordinary Shares	Emerald Apex Pte. Ltd
	200,000 Ordinary Shares	Michael Joseph O'Connor
	125,000 Ordinary Shares	River Source Medical Pte. Ltd.
Members of the board	Steven Paul Wiesner Mark Albert Kempf
Secretary	Poh Siok Imm Ang Gaik Min
Auditors	Tan, Chan & Partners
Accounting reference date	31 December
Number of charges	None

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Part 2 – Details of the Subsidiaries

Registered name	Emerald Extrusion Services, LLC
Type of entity	Limited liability company
Place of Incorporation	California, USA
Company number	201903010283
Date of incorporation	25 January 2019
Principal place of business	12318 Evanwood Court, Riverside, CA 92503
Issued share capital	100%
Members and contribution	Class of shares	Percentage of shares	Registered holder	Contribution amount
	Ordinary shares	54%	Emerald Medical Services Pte. Ltd.	USD 150,000 in equity and USD 105,000 in loans
	Ordinary shares	40%	[personal information redacted]	Provision of expertise, industry and sale contracts and the running of the business on a daily basis
	Ordinary shares	6%	[personal information redacted]	Provision of support to [personal information redacted]as needed
Members of the board/board managers	[personal information redacted] Steven Wiesner Mark Kempf
Secretary	None
Auditors	None
Accounting reference date	31 December
Number of charges	None

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Schedule 4      Signing deliverables

Part 1 – Sellers' obligations

1	At signing, the Sellers shall:

1.1	deliver (or shall procure that the Company shall deliver, as the case may be) to the Buyer, in a form reasonably satisfactory to the Buyer:

1.1.1	all Transaction Documents duly signed by the Sellers, the Seller Individuals and the Company (as the case may be);

1.1.2	the valid share transfer form(s) in respect of the Shares, duly executed by each of the Sellers in favour of the Buyer and a duly completed copy of Worksheet D and Form E4A in the form and format prescribed by the Inland Revenue Authority of Singapore for the purposes of assessing the stamp duty payable on the transfer of the Shares signed by a director or the secretary of the Company;

1.1.3	a letter from the Company to the Buyer or its professional advisers authorising them to update and lodge with the Accounting and Corporate Regulatory Authority of Singapore all necessary information and forms (including but not limited to the electronic register of members), to reflect the Buyer as the registered owner of the Shares;

1.1.4	resignation letters from Steven Paul Wiesner and Mark Albert Kempf (the Company's existing directors) confirming their resignation from the Board of the Company and waiver of any claims against the Group and its employees;

1.1.5	resolutions of the boards of Emerald Apex Pte. Ltd. and River Source Medical Pte. Ltd. resolving that each of Emerald Apex Pte. Ltd. and River Source Medical Pte. Ltd. shall:

(a)	subscribe to the Parent Stock to be issued pursuant to this Agreement; and

(b)	be authorised to enter into this Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder;

1.1.6	the USB;

1.1.7	the letter of release between Franklin Partners, Inc., the Company and the Buyer dated 15 May 2020;

1.1.8	resignation letter from Mark Albert Kempf confirming his resignation as board manager of the Subsidiary and waiver of any claims against the Group and its employees; and

1.1.9	letter from Steven Paul Wiesner waiving any claims against the Group and its employees that he may have pursuant to his appointment as a board manager of the Subsidiary.

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1.2	procure that resolutions of the Board of the Company are passed, in a form reasonably satisfactory to the Buyer:

1.2.1	resolving that the transfer of the Shares to the Buyer shall be approved for registration and (subject to the transfer being duly stamped) the Buyer is registered as the holder of the Shares in the register of members;

1.2.2	giving authorisation for the issue of new share certificate(s) in respect of the Shares in favour of the Buyer;

1.2.3	accepting the resignation of Steven Paul Wiesner and Mark Albert Kempf as directors of the Board and appointing each of the person(s) nominated by the Buyer as member(s) of the board, with such appointments to take effect immediately after signing this Agreement; and

1.2.4	approving all Transactions Documents to which the Company is a party and the transactions contemplated respectively thereunder,

and the Sellers shall procure that such resolutions of the members of the Board (certified as correct by a director of the Company) are delivered to the Buyer; and

1.3	procure that resolutions for the Subsidiary are passed, in a form satisfactory to the Buyer, accepting the waiver letter from Steven Paul Wiesner and the resignation of Mark Albert Kempf as board manager and appointing each of the person(s) nominated by the Buyer as board managers, with such appointments to take effect immediately after signing this Agreement and the Sellers shall procure that such resolutions of the members of the Board (certified as correct by a director of the Company) are delivered to the Buyer.

Part 2 – Buyer obligations

2	At signing, the Buyer shall:

2.1	deliver evidence of instructions given to the Buyer's bank in the form of a MT103 or equivalent for the payment of the Sale Consideration to the Sellers' Nominated Accounts in accordance with clause 3.2 (Payment of the Financial Consideration);

2.2	procure that the Parent issues the Parent Stock in the name of the Escrow Agent on behalf of the Sellers in accordance with the terms and conditions of this Agreement and the Escrow Agreement;

2.3	deliver to the Sellers signed copies of all Transaction Documents duly signed by the Buyer and/or the Parent (as the case may be); and

2.4	deliver to the Sellers certified copies of the approvals obtained by the Buyer from its board of directors.

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Schedule 5      Warranties

1	Information

The facts set out in Part 1 (Details of the Company) and Part 2 (Details of the Subsidiaries) of Schedule 3 (The Group) are true, accurate and not misleading in all respects.

2	Authority and right to contract

2.1	Each corporate Seller has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.2	Each Seller has the full and valid right, power and authority to execute the Transaction Documents and perform all the obligations set forth in the Transaction Documents.

2.3	The Transaction Documents constitute valid and legally binding obligations on each Seller, enforceable against it in accordance with the terms thereof and do not conflict with or constitute a default under any agreement or instrument to which a Seller is a party, any applicable law by which a Seller is bound or any provision of its constitutional documents (where applicable).

2.4	No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Government Entity is required to be obtained, or made, by a Seller to authorise the execution or performance by it of the Transaction Documents to be executed by it.

3	Shares, the Company and the Subsidiaries

3.1	The Shares

3.1.1	The Shares set out opposite the name of each Seller in column 2 of the table in Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals) are legally and beneficially held by the Sellers free from all Encumbrances.

3.1.2	The Shares comprise one hundred percent (100%) of the issued share capital of the Company and all of the Shares are fully paid or credited as fully paid.

3.1.3	Neither the execution of this Agreement nor any other Transaction Documents nor the completion of the transactions contemplated hereby or thereby will entitle any person to receive from the Company, any of its Subsidiaries, or any Seller or Seller Individuals any finder's fee, brokerage or other commission.

3.1.4	All rights of pre-emption, rights of first refusal and other similar rights (if any) arising from and in respect of the transfer of the Shares to the Buyer have been and are waived irrevocably by the persons entitled thereto.

3.2	Share and loan capital

Save as set out in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer,

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redemption or repayment of, any share or loan capital of any Group Company (including by way of option or under any right of conversion or pre-emption).

3.3	Company and Subsidiaries

3.3.1	Each Group Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated or formed and has full power to carry on its business as it is carried on as at the date of this Agreement.

3.3.2	Neither the Company nor the Subsidiaries have any subsidiaries or subsidiary undertakings apart from the Subsidiaries identified herein.

3.3.3	No Group Company is, nor has it agreed to become, a member of or party to any partnership, joint venture, consortium or other unincorporated association, body or undertaking or profit or loss sharing arrangement with any other entity or business that is not a Group Company.

3.3.4	The registered charter capital of each of the Subsidiaries held by the Company, has been fully paid or contributed or credited as fully paid, is legally and beneficially held by the Company whose name is set out in Schedule 3 (The Group) and are free from all Encumbrances.

3.3.5	The Company has the full and valid right, power and authority to execute the Transaction Documents and perform all the obligations set forth in the Transaction Documents.

3.3.6	The Transaction Documents constitute valid and legally binding obligations of the Company, enforceable against it in accordance with the terms thereof and do not conflict with or constitute a default under any agreement or instrument to which the Company is a party, any applicable law by which the Company is bound or any provision of its constitutional documents.

3.3.7	No consent, action, approval or authorisation of any Government Entity is required to be obtained, or made, by the Company to authorise the execution or performance by it of the Transaction Documents to be executed by it.

3.3.8	Save as Disclosed, all of the material assets required for the purposes of the Group's business are legally and beneficially owned by a Group Company free from any Encumbrance.

3.4	The Company's constitution

3.4.1	The copies of the constitution of each Group Company as Disclosed are true and complete.

3.4.2	Copies of any contract or arrangement between the shareholders of any Group Company regarding the exercise of their rights and obligations in respect of that Group Company are Disclosed.

3.4.3	Save for the transactions contemplated in this Agreement, the statutory books and registers (including the register of members) of each Group Company are up to date and contain in all material respects an accurate record of the matters which should be dealt with in them, are in the possession or control of

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the relevant Group Company and no written notice or allegation that any of them is incorrect or should be rectified has been received by a Group Company.

3.4.4	Each Group Company has complied in all material respects with its constitutional documents.

3.4.5	All documents, reports and notices referred to in paragraph 3.4.3 required to be maintained or filed with any Government Entity by the Group with respect to the Group have been maintained or filed on a timely basis, and so far as the Warrantors are aware, are complete and accurate in all material aspects as at the date of filing, or have been subsequently updated, changed, corrected or modified prior to the date of this Agreement.

3.5	Solvency

3.5.1	No Seller, Seller Individual or Group Company is insolvent, bankrupt, unable to pay its debts under the insolvency Laws of Singapore or any other applicable jurisdiction or has stopped paying debts as they fall due now will become insolvent as a result of the Sellers entering into this Agreement.

3.5.2	No order has been made and no resolution has been passed for the dissolution, bankruptcy or winding-up of a Seller, Seller Individual or Group Company and no petition has been presented to a Seller, Seller Individual or Group Company and no meeting has been convened for the purpose of dissolution, bankruptcy or winding up a Seller or Group Company.

3.5.3	No administration order or bankruptcy has been made and no petition for such an order has been presented to a Seller, Seller Individual or Group Company in respect of a Seller or Group Company.

3.5.4	No administrative receiver or trustee of bankruptcy, or administrator or asset management officer or asset managing and liquidating enterprise has been appointed in respect of a Seller, Seller Individual or Group Company.

3.5.5	No Seller, Seller Individual or Group Company has admitted to being insolvent or unable to pay its/his debts (or deemed to be unable to do so within the meaning of applicable law).

3.5.6	No voluntary arrangement in respect of a Seller, Seller Individual or Group Company or other compromise or arrangement for the benefit of all of the Company's or a Group Company's creditors generally has been proposed or agreed.

3.5.7	No Seller or Group Company has suspended or ceased, or threatened to suspend or cease, to carry on all or a part of its business.

3.5.8	No creditor of a Seller, Seller Individual or Group Company has attached or taken possession of and no distress, execution, sequestration or other process has been levied or enforced or sued out against any asset of a Seller, Seller Individual or any Group Company which has not be discharged.

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3.5.9	Nothing analogous to the matters or events described in the Warranties in paragraphs 3.5.1 to 3.5.8 (inclusive) has occurred in relation to a Seller, Seller Individual or a Group Company under the applicable laws of any overseas jurisdiction.

4	Parent Stock

4.1	All shares of the Parent Stock to be issued to Sellers hereunder are being acquired for the Sellers' own account and not on behalf of any other person or entity, for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such shares of the Parent Stock.

4.2	The Sellers have received and examined the Parent's SEC Documents.

4.3	The Sellers have had the opportunity to ask questions and receive answers from the Parent concerning the Parent and the Parent Stock, and have been furnished with all other information about the Parent which Sellers have requested.

4.4	Each Seller is an "accredited investor" as defined in Rule 501(a) of the U.S. Securities Act of 1933, as amended, and each Seller has been fully apprised of all facts and circumstances necessary to permit such Seller to make an informed decision about acquiring shares of the Parent Stock.

4.5	Each Seller:

4.5.1	has sufficient knowledge and experience in business and financial matters;

4.5.2	is capable of evaluating the merits and risks of an investment in the shares of the Parent Stock; and

4.5.3	has the capacity to protect their own interests in connection with the transactions contemplated hereby.

4.6	If a Seller is an individual, such Seller does not reside in the United States, and if a Seller is an entity, such Seller was not organized or incorporated under the laws of the United States.

4.7	Each Seller has been advised by the Buyer and understands that:

4.7.1	the Parent Stock to be issued hereunder will not be registered under any securities laws, including the securities laws of the United States, Singapore or any other jurisdiction, and may not be transferred unless so registered or an exemption from registration is available;

4.7.2	the shares of the Parent Stock shall bear appropriate restrictive legends;

4.7.3	the Parent shall have the right to place a stop order against such shares; and

4.7.4	the Parent currently intends to retain any future earnings to support operations and to finance growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future.

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5	Information

5.1	Information in this Agreement and the Disclosure Letter

The information contained in this Agreement, the USB, and in the Disclosure Letter is true, complete, accurate and not misleading in all material respects.

5.2	Information in the Data Room

The information made available to the Buyer in the Data Room as of 15 May 2020 was and remains true, complete, accurate and not misleading in all material respects.

6	The Accounts and accounting records

6.1	The Accounts

6.1.1	The Accounts:

(a)	show a true and fair view of the assets, liabilities, financial position and profit or loss of each Group Company and of the Group as a whole at the Accounts Date for each of 2017 and 2018 and in the financial periods to which they relate;

(b)	have been prepared in accordance with, and comply with the requirements of, all applicable laws;

(c)	have been prepared in accordance with the Accounting Principles as applicable as at the relevant Accounts Date; and

(d)	have been audited by Tan, Chan & Partners, registered to act as auditors in Singapore and the auditor has issued an auditor’s report for each such year without qualification.

6.1.2	The accounting records of each Group Company are up-to-date and have been properly and accurately maintained and are in its possession or under its control and have been maintained in all respects in accordance with applicable laws.

6.1.3	No change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of the Group for at least three (3) Financial Years prior to 31 December 2018.

6.1.4	The Accounts include proper provision or full disclosure in accordance with the Accounting Principles for all liabilities (whether actual, contingent, unquantified or disputed), all outstanding capital commitments and all bad and doubtful debts.

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6.1.5	The Accounts are not affected by any unusual or non-recurring item or by any other factor that makes the Accounts unusual or misleading in any material respect.

6.1.6	The Group has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance:

(a)	regarding the reliability of the Group's financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles;

(b)	that receipts and expenditures of the Group are being made only in accordance with the authorization of the Company's management and directors; and

(c)	regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Group's assets that could have a material effect on the Group's financial statements.

6.2	Management Accounts

6.2.1	The Management Accounts give a fair view of the assets, liabilities, financial position and profit or loss and cash flow of each Group Company and of the Group as a whole and are not inaccurate or misleading in any material respect.

6.2.2	The Management Accounts have been prepared: (i) on a basis consistent with the Accounting Principles; and (ii) have been prepared on a basis consistent with the management accounts of the Group prepared in the two (2) years immediately preceding the date of this Agreement, and with all due care and attention.

6.3	Events since 31 December 2019

6.3.1	Since 31 December 2019:

(a)	each Group Company has carried on its business in the ordinary and usual course;

(b)	there has been no material adverse change (nor is any such material adverse change expected) in the financial or trading position or business of any Group Company;

(c)	there has been no material adverse change in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of the Group on the basis of the valuations used in the Accounts;

(d)	no Group Company's business has been materially and adversely affected by the loss of any important customer or source of supply and so far as the Warrantors are aware, there are no facts or circumstances which are likely to give rise to any such effects;

(e)	no asset, or series of connected assets, of a value in excess of United States Dollars one hundred thousand (USD 100,000) has been

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acquired or disposed of by any Group Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset;

(f)	no liability (actual or contingent), or series of connected liabilities, has been incurred by or arisen in relation to any Group Company which is either unquantifiable or of an amount in excess of United States Dollars one hundred thousand (USD 100,000) other than in the ordinary course of business;

(g)	no Group Company has borrowed or raised any money otherwise than in the ordinary and usual course of business and within limits under existing financing arrangements subsisting at the date of this Agreement and no Group Company has repaid any borrowing ahead of its maturity;

(h)	no individual item of capital expenditure, or series of connected items of capital expenditure, has been incurred by a Group Company in an amount in excess of United States Dollars one hundred thousand (USD 100,000) other than in the ordinary course of business and as set out in the Disclosure Letter;

(i)	no share or loan capital has been allotted, issued, redeemed, purchased or repaid or agreed to be allotted, issued, redeemed, purchased or repaid by a Group Company other than in the ordinary course of business; and

(j)	no dividend has been declared, made or paid by a Group Company.

7	Debtors

All book debts contained in the Accounts have been or will be realised for an amount not less than that stated or reflected in the Accounts, no debts or other receivables have been factored, sold or agreed to be sold by a Group Company and no indication has been received that any debt owing to any Group Company is bad or doubtful, and no such debt is more than ninety (90) calendar days past due. No Group Company has accelerated the collection or payment of debts or other receivables.

8	Financial arrangements

8.1	Borrowings

8.1.1	Complete and accurate details of all overdraft facilities of each Group Company and complete and accurate copies (including of any amendments or supplements) of all agreements or arrangements in respect of or providing for monies borrowed by a Group Company (including the amounts and terms of all borrowings) are set out in the USB.

8.1.2	The amount borrowed by each Group Company under any financial facility does not exceed the amount stated in the relevant financial facility and the total amount of the borrowings of each Group Company does not exceed any limitations on the borrowing powers set out in its constitutional documents. The

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total amount of borrowings of each Group Company as of the date of this Agreement is set forth in the Disclosure Letter.

8.1.3	There are no debts owing by any Group Company which are outstanding and due and remain unpaid.

8.1.4	No demand or notice to repay has been received under, and as far as the Warrantors are aware, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of any Group Company and save as Disclosed no change in the direct or indirect control of any Group Company will or may result in such an event of default, early repayment or breach.

8.2	Sureties

8.2.1	No person (apart from a Group Company) has given any guarantee or indemnity or created any Encumbrance in relation to the obligations of any Group Company.

8.2.2	No Group Company has given any guarantee or indemnity in relation to the obligations of another person (not being another Group Company) save in connection with customer contracts of a Group Company entered into in the ordinary course of business.

8.3	Debts owed to the Group

No Group Company has lent or agreed to lend any money when due which has not been repaid to it and there are no debts owing to any Group Company other than debts that have arisen in respect of trading and in the ordinary course of business that have not yet fallen due and are recoverable in full when they fall due, and which do not exceed United States Dollars thirty thousand (USD 30,000) in aggregate and none of which individually exceeds United States Dollars thirty thousand (USD 30,000).

8.4	Grants

No Group Company has applied for or received any material grant or allowance from any Government Entity.

8.5	Dividends

All dividends have been paid in full and no person has any rights or claims to any unpaid dividends or distribution against any Group Company.

9	Material Contracts

9.1	In this paragraph 9, references to "contract" include any written agreement, arrangement, obligation, understanding or commitment, and references to "material" shall mean material to the business or assets of any Group Company, including, but not limited to, any contracts and/or arrangements in place with Medtronic plc, Teleflex Incorporated, QT Vascular Limited and any Affiliate thereof and for the avoidance of doubt shall include Trireme Medical Singapore Pte. Ltd., Trireme Medical LLC, and Acandis GmbH & Co. KG.

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9.2	Complete and accurate copies (including an amendment, variation or extension of any such contract) are Disclosed of any contract to which a Group Company is a party which:

9.2.1	involves revenue or expenditure in excess of United States Dollars two hundred fifty thousand (USD 250,000) per annum;

9.2.2	is of an unusual or exceptional nature or is not in the ordinary course of business;

9.2.3	has an unexpired term of two (2) years or longer;

9.2.4	can be terminated or amended upon a change in the direct or indirect ownership or control of that Group Company or whose terms, in the event of such a change of ownership or control, are or could be different from those which apply prior to such event;

9.2.5	cannot be readily performed by it on time without undue effort or unusual expenditure;

9.2.6	restricts a Group Company's ability to carry on the whole or any part of its business, or to solicit any person as a customer or employee, in any part of the world or to use or exploit any of its material assets;

9.2.7	is an agency, distribution, franchise, licensing, management, joint venture, consortium, partnership, association or shareholders' agreement or a sale and purchase agreement relating to shares, a business or any material asset;

9.2.8	is otherwise a material contract;

9.2.9	is an agreement with a director, officer, employee or agent of a Group Company or with a Seller, Seller Individual or an Affiliate of a Seller, Seller Individual or any Group Company or any Family Member;

9.2.10	is or was not of an entirely arm's length nature; or

9.2.11	is a bid or offer which, if accepted, would give rise to a contract falling within paragraphs 9.2.1 to 9.2.10 above.

9.3	Each of the material contracts to which a Group Company is a party is in full force and effect. No Group Company is in breach, and as far as the Warrantors are aware, no other party is in breach of any such contract nor has any allegation of any breach or invalidity been made or received by a Seller or any Group Company. No notice of termination of any such contract has been served or received by a Seller or any Group Company, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract and there has been no allegation in writing of any such grounds.

9.4	Neither entering into, nor compliance with, nor completion of any Transaction Document will, or is likely to:

9.4.1	cause any Group Company to lose the benefit of any right or privilege it presently enjoys; or

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9.4.2	result in a breach of, or require the consent of any party to, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract to which any Group Company is a party.

9.5	No customer or supplier of any Group Company which accounts for ten percent (10%) or more by value of such Group Company's annual supply or sales, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading with or supplies to such Group Company.

10	Litigation

10.1	No Group Company is or has been in the three (3) years prior to the date of this Agreement, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise).

10.2	So far as the Warrantors are aware, no litigation, arbitration, mediation or other legal proceedings are threatened by or against a Group Company, and there are no circumstances likely to give rise to any such proceedings.

10.3	No Group Company is the subject of any investigation, enquiry or enforcement proceedings by any Government Entity, and so far as the Warrantors are aware no investigations, enquiries, or enforcement proceedings are pending or threatened and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

10.4	No director, officer, employee or agent (in each case, past or present) of any Group Company is engaged in or subject to any of the matters referred to in paragraphs 10.1 and 10.2 for which any Group Company may be liable.

10.5	There is no outstanding or unsatisfied judgment, decree, order or award of a court, tribunal, arbitrator, regulatory or governmental agency or other Government Entity against a Group Company.

11	Insurances

11.1	Each Group Company has in place insurance to satisfy the requirements of all applicable laws.

11.2	Each Group Company has maintained full indemnity insurance cover against all risks normally insured against by companies carrying on a similar business, complete and accurate written particulars of each of which have been Disclosed.

11.3	All such insurance policies are in full force and effect, none are void or voidable, no claims are outstanding, and so far as the Warrantors are aware, no event has occurred which might give rise to any claim. All premiums due and payable thereon have been paid.

11.4	No claims have been made under such insurance policies in the preceding three (3) years.

EXECUTION VERSION

12	Assets

Nothing in this paragraph 12 shall apply to any real estate.

12.1	All of the material assets required for the purposes of the Group's business are:

12.1.1	in the possession or under the control of a Group Company;

12.1.2	in good operating condition and repair (fair wear and tear excepted); and

12.1.3	not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

12.2	In respect of any of the items referred to in paragraph 12.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by any Group Company in the performance of any of the provisions of such agreements.

12.3	The assets owned by the Group together with the assets which are leased, hired or rented comprise all assets necessary for the continuation of the business of the Group as carried on at the date of this Agreement.

12.4	The trading stock (including work in progress) of each Group Company is in good condition and the amount of trading stock (including work in progress) of each Group Company is appropriate and normal for such Group Company's current level of business and none is obsolete, slow moving, unusable or unmarketable.

13	Intellectual property

13.1	All Intellectual Property used by the Group is owned by a Group Company free of Encumbrances or validly licenced to a Group Company under a written contract or licence.

13.2	To the extent that Intellectual Property owned by the Group is registrable, the same has been registered in the name of a Group Company as sole owner, free from all Encumbrances and are Disclosed.

13.3	Details of all licences pursuant to which the Group is licensed or otherwise authorised to use the Intellectual Property of a third party which is material to the operation of the business of the Group are Disclosed and none of the Group have received a notice that there has been a breach of any such licence.

13.4	The conduct of the Group's business as now conducted does not infringe the rights of any third party in relation to any Intellectual Property.

13.5	No third party has outstanding any claim against any Group Company based on such third party's Intellectual Property.

13.6	So far as the Warrantors are aware, none of the Intellectual Property owned and used by the Group is being infringed by any third party.

13.7	All Intellectual Property developed by any Employee or consultant of the Group has been properly assigned to the Group.

EXECUTION VERSION

14	Information technology

14.1	All material IT Systems are either owned by a Group Company free from all Encumbrances (or other third party rights) or are leased to a Group Company or are otherwise the subject of licensing arrangements permitting the use of such IT Systems by the Company.

14.2	Full and accurate particulars and copies of all material agreements relating to the IT Systems to which any Group Company is a party are Disclosed.

14.3	The IT Systems comprise all systems required by the Group in the continuance of its business in the ordinary course to the same extent as carried out in the twelve (12) months prior to the date of this Agreement.

14.4	The Bespoke Software:

14.4.1	was developed exclusively by Employees within the course of their employment; or

14.4.2	to the extent not so developed, have been transferred absolutely to a Group Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment, and any moral rights capable of being exercised in relation to them have been waived.

14.5	So far as the Warrantors are aware, the current use by the Group of the IT Systems does not infringe the rights of any third party.

14.6	The IT Systems are reasonably sufficient to enable the Group to carry on its business in the manner and in the places in which that business is carried on as at the date of this Agreement.

14.7	No Group Company has suffered any material interruption to its business because of a failure of its IT Systems (including any failures caused by breakdowns, loss of data, security breach, defects, faults or lack of capacity) at any time in the twelve (12) months immediately prior to the date of this Agreement.

15	Data protection

15.1	To the extent applicable to the Group and its business as operated as at the date of this Agreement, each Group Company has complied at all times with all material relevant requirements under applicable data protection legislation in countries where any Group Company is incorporated and/or conducts business directly or indirectly, and has not received notice from, nor been subject to, enquiries by any regulatory authority regarding non-compliance or alleged non-compliance with any applicable data protection legislation of any jurisdiction.

15.2	Save as Disclosed, the Group has appropriate policies and procedures in place to ensure that no personal data that it collects and processes in its business is used or disclosed in breach of applicable data protection legislation.

EXECUTION VERSION

16	Property

16.1	The Property comprises all of the land and buildings owned, occupied or otherwise used by the Group or in which the Group have an interest.

16.2	In relation to the Property:

16.2.1	the particulars Disclosed on the Property are true, accurate and not misleading;

16.2.2	the Company is listed as the lessor of the Property and is legally and beneficially entitled to, the whole of such Property, and is in exclusive possession of such Property;

16.2.3	complete and accurate copies of all relevant title deeds and documents and agreements in relation to the Property are Disclosed (where applicable) and a Group Company has under its control all the title deeds and documents necessary to prove its title to the Property;

16.2.4	there are no Encumbrances in or over the Property;

16.2.5	save for the conditions imposed as at the date of this Agreement by the Singapore government in connection with the Covid-19 pandemic and so far as the Warrantors are aware, there are no circumstances or issues which would in any way limit the current use of the Property going forward;

16.2.6	save for the conditions imposed as at the date of this Agreement by the Singapore government in connection with the Covid-19 pandemic and so far as the Warrantors are aware, there are no circumstances or issues which either currently or are likely in the future to restrict or limit access to and from the Property;

16.2.7	so far as the Warrantors are aware, there are no reasons to expect that material expenditure will be incurred in respect of the Property (including material repairs/dilapidations costs and service charges);

16.2.8	there are no notices or disputes between the Group and any third party which have had or may have a material adverse effect on the use of the Property for the purpose of any Group Company's business; and

16.2.9	no Group Company has any outstanding financial obligations in respect of any land use rights or construction works carried out at any of the Property, nor any rental obligations due in respect of any of the Property.

17	Employees

17.1	Members of the Board

The members of the boards named in Part 1 (Details of the Company) and Part 2 (Details of the Subsidiaries) of Schedule 3 (The Group) are true and no person not named as such in that Schedule is or is held out as a member of the board of a Group Company.

17.2	Particulars of Employees

EXECUTION VERSION

17.2.1	Copies of the employment contracts of all Employees are Disclosed and contain, in relation to the employing entity, job titles, dates of commencement of employment, all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each Employee under an employment contract and/or any person connected with any such person.

17.2.2	There are no amounts owing or agreed to be loaned or advanced by the Company to any director, officer or Employee of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay or for reimbursement of expenses).

17.2.3	All particulars of all commission, incentive, profit sharing, bonus and share option schemes which the Company currently operates in respect of Employees whether contractually binding (expressly or impliedly) or not have been Disclosed.

17.3	Service contracts

There are no service contracts or employment agreements between a Group Company and any of its members of the board or Employees or any Seller or Seller Individual which is not terminable by that Group Company without compensation (other than statutory compensation) on three (3) months' notice or less given at any time.

17.4	Disputes with Employees

17.4.1	No proceedings have been issued against any Group Company in any court of competent jurisdiction by any Employee or former Employee which remain outstanding and no Group Company has received notice of the same.

17.4.2	No Employee is subject to current disciplinary procedures.

17.4.3	In the twelve (12) month period preceding the date of this Agreement, no grievance has been raised by any Employee. There are no unresolved Employee grievances.

17.5	Trade unions

No Group Company is a party to any agreement or arrangement with or commitment to any trade union, staff association, works council or body of employees (each an "Employee Representative Body") and no Group Company has any obligation to any Employee Representative Body.

17.6	Redundancies

In the twelve (12) months preceding the date of this Agreement, no Group Company has made any Employees redundant.

17.7	Notice

EXECUTION VERSION

17.7.1	No Employee has given written notice to terminate his contract of employment or service contract (as applicable) and no Employee is under notice of dismissal.

17.7.2	There are no outstanding offers of employment or engagement by the Company which include an annual basic salary in excess of an amount equal to United States Dollars one hundred thousand (USD100,000) (or its equivalent in another currency).

17.7.3	There is no contractual obligation, offer, promise or agreement to increase the remuneration payable to any Employee or director of any Group Company.

18	Pensions

No Group Company has participated in or contributed to or has any liability for (or has in the three (3) years immediately prior to the date of this Agreement participated in or contributed to or had any liability for) any non-statutory pension scheme. No proposal or announcement has been made by any Group Company or any Seller or Seller Individual to any Employee or officer of a Group Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards any pension scheme.

19	Regulatory and compliance

19.1	All material authorisations, licences, approvals, consents, permissions, registrations, permits, notifications, waivers, orders or exemptions ("Permits") required for or in connection with the business of the Group (including, without limit, the holding of any assets) have been obtained and are in full force and effect and the Group is in compliance with the terms and conditions of such Permits. No act, event or omission has occurred as a result of which any Permit is likely to be cancelled, suspended, modified, revoked or not renewed or otherwise affected in whole or in part.

19.2	No Group Company has received written notice of any complaint, investigation, enquiry or enforcement proceedings by any governmental, administrative, regulatory body or other Government Entity nor, so far as the Warrantors are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry or enforcement proceedings.

19.3	Each Group Company is conducting, and has conducted, the business of the Group in material compliance with all material applicable laws and no Group Company is, and has been, in material breach of any such applicable laws.

19.4	There is no investigation disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency, regulatory body or other Government Entity outstanding or anticipated against any Group Company or so far as the Warrantors are aware, any person for whose acts or defaults it may be vicariously liable, and no Group Company has received any notice or other communication (official or otherwise) with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, or requiring it to take or omit any action.

EXECUTION VERSION

19.5	All documents, reports and notices required to be maintained or filed with any Government Entity by the Group with respect to the Group or any product of the Group have been maintained or filed on a timely basis, and were complete and accurate as at the date of filing, or were subsequently updated, changed, corrected, or modified prior to the date of this Agreement.

19.6	So far as the Warrantors are aware, neither a Group Company, nor any director, officer, Employee or agent of a Group Company, nor any significant shareholder of a Group Company, has committed any act that would cause any Group Company at any time, or as of the date of this Agreement, the Buyer, to be in violation of any Anti-Corruption Laws.

19.7	There is no investigation of, or request for information from law enforcement officials regarding a violation or potential violation of any Anti-Corruption Laws, by any Group Company. No Group Company has received any intimation related to a violation or potential violation of any Anti-Corruption Laws.

19.8	The Group has in place policies designed to prevent any director, officer, Employee or agent of the Company from committing offences in violation of Anti-Corruption Laws or omitting to take actions which may facilitate or permit a violation of the Anti-Corruption Laws.

19.9	So far as the Warrantors are aware, all third parties contracted by the Group carry out all work under their contract with the Group to the applicable standards generally accepted within their relevant industry in the United States of America and internationally.

19.10	The Company is FDA and HSA registered and certified to ISO 13485:2016 standards.

20	Powers of attorney

There are no subsisting powers of attorney given by a Group Company and no other subsisting written authorities by which any person other than a Group Company's directors or officers may execute any document, enter into any agreement or do or agree to do anything on behalf of a Group Company.

21	Related Party Transactions

21.1	There are no contracts or arrangements to which a Group Company is a party and in which any director, officer, Employee or shareholder of a Group Company, or any of their Affiliates, or any Family Members, is a party or interested which are not on arm's length normal commercial terms, and/or are not entered into in the ordinary course of business. All of such contracts and arrangements are listed in the Disclosure Letter.

21.2	All documents relating to the relationship among the Group and/or the relationship among the shareholders of any Group Company are Disclosed.

22	Taxation

22.1	The Accounts

The Accounts provide for all liabilities of the Group for Tax in accordance with the Accounting Principles as at the Accounts Date.

EXECUTION VERSION

22.2	Position since Accounts Date

22.2.1	Since the Accounts Date, no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on the Group other than Tax arising from transactions entered into by it in the ordinary course of business.

22.2.2	Each Group Company has paid all Tax which it is liable to pay and which has fallen due for payment.

22.3	Administrative matters

22.3.1	No Group Company has in the last five (5) years been involved in any dispute with any Tax Authority (and so far as the Warrantors are aware, there are no circumstances which make it likely that any such dispute will commence).

22.3.2	Each Group Company has in the last five (5) years within applicable time limits made all returns and registrations, given all notices and supplied all information as were required to be made, given or supplied for all Tax purposes and all such returns, notices and information were complete and accurate in all respects.

22.3.3	Each Group Company has in its possession and control all records and documentation which are required by law to be held, preserved or retained for any Tax purposes. The Company has sufficient records to enable it to accurately calculate its liability to Tax.

22.3.4	Each Group Company has paid all Tax which it has become liable to pay on or before its due date for payment and has not paid or become liable to pay any penalty, interest, surcharge or other payment in connection with any liability to Tax.

22.3.5	The amount of Tax chargeable on each Group Company during the last five (5) years has not, to any extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

22.4	Company residence

Each Group Company is resident for Tax purposes solely in its territory of incorporation and does not have a branch, agency, place of business or permanent establishment outside of that territory.

22.5	Withholdings

Each Group Company has made all withholdings deductions and retentions of or on account of Tax as it was obliged to make and has accounted in full to the appropriate Tax Authority in respect of such deductions or retentions.

22.6	Secondary liability

No Group Company has in the last five (5) years entered into, and is not bound by, any indemnity, guarantee or covenant under which it has agreed to meet or pay a sum equivalent to or by reference to another person's liability to Tax.

EXECUTION VERSION

22.7	Stamp taxes

All documents to which a Group Company is a party and which form part of that Group Company's title to any asset owned by it have been duly stamped (where required).

22.8	Transfer pricing

Each Group Company has complied with its obligations under applicable law relating to transfer pricing.

22.9	Degrouping charges

Neither the execution or performance of this Agreement or of any of the transactions contemplated herein nor signing this Agreement or Completion will result in any Tax liability on the Group.

22.10	Employees

The Company has complied with all obligations owed to the CPF, Skills Development Levy Board of the Singapore Government, Ministry of Manpower as well as Inland Revenue Authority of Singapore in respect of all Employees.

23	Environmental

23.1	Each Group Company is conducting, and has during the past five (5) years conducted, the Business in compliance with all material Environmental Laws. No Group Company has any material liability under any Environmental Laws.

23.2	All Environmental Permits have been obtained, are in force and have been complied with. All such Environmental Permits will continue in full force and effect after the signing this Agreement without the necessity of obtaining the consent of, or making any filing with, the issuer of such Environmental Permits.

23.3	No Seller or Group Company has received any notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits.

23.4	No Seller or Group Company has received written notice that either: (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permit; or (ii) any amendment to any Environmental Permit is required to enable the continued operation of the Business.

23.5	There are no proceedings or actions by any Environmental Authority or by any other person pending against any Group Company under any Environmental Law.

23.6	No Group Company has disposed of any Hazardous Substance other than in compliance with applicable Environmental Law in all material respects. No Hazardous Substances are stored or located on, in or under the Property.

EXECUTION VERSION

Schedule 6          Limitation of liability

1	Quantum limits

1.1	The total liability of the Warrantors in respect of all claims for breach of any of the:

1.1.1	Fundamental Warranties, Tax Warranties, Environmental Warranties, and Specific Indemnity is limited to the aggregate of the Purchase Price;

1.1.2	Warranties (other than the Fundamental Warranties, Tax Warranties, Environmental Warranties, and Specific Indemnity) and/or the General Indemnity is limited to an amount equal to the sum of:

(a)	one million two hundred and sixteen thousand four hundred and eighty five (USD 1,216,485); and

(b)	fifteen percent (15%) of the Deferred Payment and Earn-Out Payments received by the Sellers in accordance with the terms and conditions of this Agreement.

1.2	The liability of the Warrantors in respect of claims for breaches of the Warranties and the General Indemnity (other than the Fundamental Warranties, Tax Warranties, Environmental Warranties, and the Specific Indemnity) shall not arise unless and until the aggregate amount of all claims for breach of the Warranties and the General Indemnity for which Warrantors would, in the absence of this provision, be liable, exceeds United States Dollars fifty thousand (USD 50,000), in which case the Buyer shall be entitled to claim only the amounts in excess of the United States Dollars fifty thousand (USD 50,000). For the avoidance of doubt there shall be no damage threshold for breach of any of the Fundamental Warranties, Tax Warranties, Environmental Warranties, or the Specific Indemnity.

2	Time limits

2.1	The Warrantors shall not be liable for a claim for breach of any of the Warranties and Indemnities unless Notice containing details of such claim, including the nature of the claim and, if practical, the amount claimed, is given by or on behalf of the Buyer to the Warrantors:

2.1.1	in the case of a claim for breach of Warranties and the General Indemnity (other than the Fundamental Warranties, Tax Warranties, Environmental Warranties and Specific Indemnity) by no later than eighteen (18) months from the date of this Agreement;

2.1.2	in the case of a claim under the Fundamental Warranties and Environmental Warranties, the maximum amount of time as provided by applicable law, plus ninety (90) calendar days; and

2.1.3	in the case of a claim under the Tax Warranties and/or the Specific Indemnity, no later than seven (7) years from the date of this Agreement.

EXECUTION VERSION

3	No double recovery

The Buyer shall not be entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss arising from a breach of any of the Warranties and/or Indemnities, or if and to the extent that any allowance, provision or reserve was made in the Closing Working Capital Statement in respect of the matter or circumstance giving rise to the claim.

4	Contingent Liability

The Warrantors shall not be liable under the Warranties or the Indemnities in respect of any liability which is contingent, unless and until such contingent liability becomes an actual liability.

5	Matters arising subsequent to this Agreement

5.1	The Warrantors shall not be liable in respect of a breach of any of the Warranties or Indemnities where the breach would not have occurred but for:

5.1.1	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Buyer;

5.1.2	any act, omission or transaction of the Buyer or any member of the Buyer's Group or the Group, or their respective directors, officers, employees or agents or successors in title, after Completion;

5.1.3	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing); and

5.1.4	any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax imposed on the Company for periods beginning on or after the date of this Agreement.

6	Warrantors' Right to Remedy

6.1	If the facts, matters or circumstance giving rise to a claim is reasonably capable of remedy:

6.1.1	the Buyer shall procure that the Warrantors are given a reasonable opportunity within a thirty (30) calendar day period to remedy breach; and

6.1.2	the Buyer shall procure that the Company provides reasonable assistance to the Warrantors to remedy such breach, at the sole expense of the Warrantors.

6.2	If any of the Warrantors remedy the breach of Warranty and/or the Indemnities in full, such that the Buyer and/or the Company (as applicable) does not suffer any Loss or damage, then the Warrantors shall not be liable for the claim that arose from that breach.

EXECUTION VERSION

7	Buyer's Right to Recover

7.1	If, before any of the Warrantors pay an amount in discharge of any claim for breach of Warranty and/or the Indemnities under this Agreement, the Buyer or the relevant Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Buyer or the relevant Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Buyer shall procure that, before steps are taken to enforce a claim against the Warrantors, all reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less any costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

7.2	If any of the Warrantors has paid an amount in discharge of any breach of Warranty and/or an Indemnities claim and the Buyer or the relevant Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Buyer (in whole or in part) in respect of the loss or liability attributable to such breach of Warranty and/or the Indemnities, the Buyer shall take reasonable steps to recover such amounts from the third party and shall pay to the Warrantors the amount recovered, less all expenses incurred in obtaining such recovery.

8	Mitigation of Losses

The Buyer shall take reasonable steps to mitigate Losses incurred in relation to a breach of Warranty and/or the Indemnities by the Warrantors.

9	Fraud

Nothing in this Schedule 6 (Limitation of liability) applies to a claim that arises or is delayed as a result of fraud or dishonesty by a Seller, a Seller Individual, a Group Company or any of their respective employees or agents.

EXECUTION VERSION

Schedule 7          Earn-Out Payments, Deferred Payment and Purchase Price Adjustment

PART 1

1.        Earn-Out Payments and Deferred Payment

1.1       Definitions:

1.1.1	"Earn-Out Period" means each of the following three (3) twelve (12) month periods following the date of this Agreement, being:

(a)       1 May 2020 – 30 April 2021;

(b)       1 May 2021 – 30 April 2022; and

(c)       1 May 2022 – 30 April 2023

1.1.2	"Performance Revenue" means net revenue, determined in accordance with the Accounting Principles, generated by the Group during an Earn-Out Period from:

(a)	the sale of any product or services provided in connection with Chocolate Touch® or Chocolate Heart®; and

(b)	any product sold or services provided directly or indirectly by a Group Company to:

(i)        Genesis Medtech Innovation Pte. Ltd. and its Affiliates; and

(ii)        Expanse Medical Inc. and its Affiliates.

1.2       Calculation and payment of the Deferred Payment

In addition to any payments made pursuant to paragraph 1.3 below:

1.2.1	should Medtronic receive regulatory approval in Japan for commercialisation of its ChocolateTM PTA product within twelve (12) months of the date of this Agreement, the Buyer (or, at the direction of the Buyer, the Company) shall pay to the Sellers United States Dollars five hundred thousand (USD 500,000) within forty five (45) calendar days of such approval being received; and

1.2.2	the Buyer (or, at the direction of the Buyer, the Company) shall within forty five (45) calendar days of the first anniversary of the date of this Agreement, pay to the Sellers:

(a)	United States Dollars one million (USD 1,000,000) if the net revenue, determined in accordance with the Accounting Principles, of the Company for the period between 1 May 2020 and 30 April 2021 is equal to or greater than United States Dollars eleven million (USD 11,000,000);

(b)	United States Dollars six hundred and sixty six thousand six hundred and sixty seven (USD 666,667) if net revenue, determined in accordance with the Accounting Principles, of the Company for the

EXECUTION VERSION

period between 1 May 2020 and 30 April 2021 is equal to or greater than United States Dollars ten million (USD 10,000,000) but less than United States Dollars eleven million (USD 11,000,000);

(c)	United States Dollars three hundred and thirty three thousand three hundred and thirty four (USD 333,334) if net revenue, determined in accordance with the Accounting Principles, of the Company for the period between 1 May 2020 and 30 April 2021 is equal to or greater than United States Dollars nine million (USD 9,000,000) but less than United States Dollars ten million (USD 10,000,000),

If the net revenue of the Company for the period between 1 May 2020 and 30 April 2021 is less than United States Dollars nine million (USD 9,000,000), no Deferred Payment shall be due.

1.2.3	Any Deferred Payment made to the Sellers pursuant to this Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) shall be paid to the Sellers' Nominated Accounts in accordance with their respective percentage interests specified in column six (6) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals), subject to the terms and conditions of this Agreement.

1.3       Calculation and payment of the Earn-Out Payments

1.3.1	Within forty five (45) calendar days after the end of each Earn-Out Period, the Buyer (or, at the direction of the Buyer, the Company) shall pay to the Sellers with respect to such Earn-Out Period an Earn-Out Payment equal to twenty eight percent (28%) of the Performance Revenue for such Earn-Out Period. If the Performance Revenue for a particular Earn-Out Period is less than or equal to zero (0), no Earn-Out Payment shall be due for such Earn-Out Period.

1.3.2	Any Earn-Out Payments made to the Sellers pursuant to this Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) shall be paid to the Sellers' Nominated Accounts in accordance with their respective percentage interests specified in column six (6) of Part 1 (The Sellers) of Schedule 2 (The Sellers and the Seller Individuals), subject to the terms and conditions of this Agreement.

1.4	The Parties understand and agree that:

1.4.1	the contingent rights to receive the Deferred Payment and/or any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer or the Company;

1.4.2	the Sellers shall not have any rights as a security holder of the Buyer or the Company, as a result of the Sellers' contingent rights to receive the Deferred Payment and/or any Earn-Out Payment hereunder; and

1.4.3	no interest is payable with respect to the Deferred Payment and any Earn-Out Payment.

EXECUTION VERSION

PART 2

2.         Working Capital Adjustment

2.1       Definitions

2.1.1	"Closing Working Capital" means:

(a)	the Current Assets of the Group; less

(b)	the Current Liabilities of the Group,

In each case determined as of the opening of business on the date of this Agreement.

2.1.2	"Current Assets" means accounts receivable, inventory and prepaid expenses of the Group, but excluding:

(a)	cash and cash equivalents;

(b)	deferred Tax assets; and

(c)	receivables from any of the Group's Affiliates, directors, employees, officers or equity holders and any of their respective Affiliates.

In each case, determined in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital.

2.1.3	"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or equity holders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and any debt of the Group, determined in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital.

2.1.4	"Target Working Capital" means United States Dollars one million eight hundred and seventy five thousand five hundred and forty six and thirty eight cents (USD 1,875,546.38).

2.2.	Closing Working Capital Statement

Within sixty (60) calendar days after the date of this Agreement, the Buyer shall prepare and deliver to the Sellers a statement setting forth:

(a)	the Buyer's calculation of Closing Working Capital, which statement shall be substantially in the form of Annex I to this Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) (the "Closing Working Capital Statement") (which form sets forth the calculation of Target Working Capital and states the accounting methods, practices, principles, policies and

EXECUTION VERSION

procedures, classifications, judgments and valuation and estimation methodologies that were used in the preparation of Target Working Capital); and

(b)	a certificate of the Chief Financial Officer of the Buyer that the Closing Working Capital Statement was prepared in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Target Working Capital.

2.3	The "Post-Closing Adjustment" shall be an amount equal to:

(a)	the Closing Working Capital minus Target Working Capital; and

(b)	the total net cash as stated in the Closing Working Capital Statement,

in each case as finally determined pursuant to paragraph 2.4 (Examination and review). If the Post-Closing Adjustment is a positive number, the Buyer shall pay to the Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Sellers shall pay to the Buyer an amount equal to the absolute value of the Post-Closing Adjustment.

2.4        Examination and review

2.4.1        Examination

After receipt of the Closing Working Capital Statement, the Sellers shall have thirty (30) calendar days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, the Sellers shall have access to the relevant books and records of the Company, the personnel of, and work papers prepared by, the Buyer and/or the Buyer's accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as the Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Group.

2.4.2       Objection

On or prior to the last day of the Review Period, the Sellers may object to the Closing Working Capital Statement by delivering to the Buyer a written statement setting forth the Sellers' objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers' disagreement therewith (the "Statement of Objections"). If the Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers. If the Sellers deliver the Statement of Objections before the expiration of the Review Period, the Buyer and the Sellers shall negotiate in

EXECUTION VERSION

good faith to resolve such objections within thirty (30) calendar days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Buyer and the Sellers, shall be final and binding.

2.4.3        Resolution of disputes

If the Sellers and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts"), but not any amounts not so disputed, shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants (other than Sellers' accountants or Buyer's accountants) agreed to by the Buyer and the Sellers (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

2.4.4        Determination by independent accountant

The Independent Accountant shall make a determination as soon as practicable within thirty (30) calendar days (or such other time as the Parties shall agree in writing) after their engagement, shall promptly provide a written statement concerning such resolution to the Buyer and the Sellers and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties in the absence of fraud and manifest error.

2.4.5       Payments of Post-Closing Adjustment

Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall:

(a)        be due:

(i)	within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement; or

(ii)	if there are Disputed Amounts, then within five (5) Business Days of the resolution described in paragraph 2.4.3 above; and

(b)	be paid by wire transfer of immediately available funds to such account as is directed by the Buyer or in the case of payment to the Sellers, to the Sellers' Nominated Accounts, as the case may be. Any

EXECUTION VERSION

payment of the Post-Closing Adjustment owed by the Sellers to the Buyer, at the Buyer's option:

(i)	may be obtained from the Sellers against Parent Stock, Restricted Dividends and/or the Financial Consideration in accordance with the principles of clauses 3.5.2(a), and 3.5.2(b), and 3.5.3; or

(ii)	paid by the Sellers.

The amount of any Post-Closing Adjustment shall bear interest from and including the date of this Agreement to and including the date of payment at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a three hundred and sixty five (365) calendar day year and the actual number of days elapsed, without compounding.

2.4.6        Fees of the independent accountant

The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Buyer, respectively, bears to the aggregate amount actually contested by the Sellers and the Buyer.

2.4.7        Adjustments for Tax purposes

Any payments made pursuant to paragraph 2 of this Schedule 7 (Earn-Out Payments, Deferred Payment and Purchase Price Adjustment) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by law.

EXECUTION VERSION

ANNEX I
Methodology for Calculating Target Working Capital, Closing Working Capital and Purchase Price Adjustment

					Target Working Capital	Actual Closing
	December	January	February	March	Trailing 4-Month Average	Working Capital
	2019	2020	2020	2020	March 2020	May xx, 2020

Net Working Capital Analysis

Working Capital Assets
Trade Debtors	1,135,565.42	1,106,182.90	735,145.46	721,275.51	924,542.32
Prepayment	152,809.67	165,405.30	136,279.07	134,590.23	147,271.07
Inventory	1,269,507.61	1,324,776.20	1,512,014.70	1,541,073.63	1,411,843.04

Total Working Capital Assets	2,557,882.70	2,596,364.40	2,383,439.23	2,396,939.37	2,483,656.43

Working Capital Liabilities
Trade Creditors	468,930.12	514,651.64	622,249.91	762,321.48	592,038.29
Other Creditors	1,101.46	-	-	-	275.37
Accrual	48,000.51	52,800.00	92,400.00	121,000.00	78,550.13
CPF Payable	56,543.28	20,237.39	18,880.44	19,869.48	28,882.65
GST Control Account	(118,452.03)	(31,495.52)	(60,734.71)	(95,863.28)	(76,636.38)

Less:Transaction Related Adjustments
Accrual (Transaction Related Expense)	-	(10,000.00)	(20,000.00)	(30,000.00)	(15,000.00)

Total Working Capital Liabilities	456,123.34	546,193.51	652,795.64	777,327.68	608,110.04

Net Working Capital	2,101,759.36	2,050,170.89	1,730,643.59	1,619,611.69	1,875,546.38

Target Working Capital					1,875,546.38	1,875,546.38

Working Capital Adjustment (Closing Working Capital vs. Target Working Capital)

Post-Closing Adjustment

Total Cash at Closing
Total Debt at Closing

Net Cash at Closing

Working Capital Adjustment (Closing Working Capital vs. Target Working Capital)

Total Purchase Price Adjustment

EXECUTION VERSION

Schedule 8 Sellers' Nominated Accounts

Emerald Apex Pte. Ltd.'s account is as follows:

Bank Name:	[personal information redacted]
Branch:	[personal information redacted]
Bank Address:	[personal information redacted]
Bank Swift:	[personal information redacted]
Bank Account Name:	[personal information redacted]
Account Number:	[personal information redacted]

Michael Joseph O'Connor's account is as follows:

Bank Name:	[personal information redacted]
Bank Address:	[personal information redacted]
Bank Swift:	[personal information redacted]
Bank Account Name:	[personal information redacted]
Account Number:	[personal information redacted]

River Source Medical Pte. Ltd.'s account is as follows:

Bank Name:	[personal information redacted]
Branch:	[personal information redacted]
Bank Address:	[personal information redacted]
Bank Swift:	[personal information redacted]
Bank Account Name:	[personal information redacted]
Account Number:	[personal information redacted]

EXECUTED by or on behalf of the Parties on the date which first appears in this Agreement.

Signed by Scott Longval, duly authorised for and on behalf of Intricon Pte. Ltd.	/s/ Scott Longval
COO

EXECUTION PAGE OF SHARE PURCHASE AGREEMENT

Signed by Michael Joseph O'Connor	/s/ Michael O’Connor

EXECUTION PAGE OF SHARE PURCHASE AGREEMENT

Signed by Mark Albert Kempf duly authorised for and on behalf of River Source Medical Pte. Ltd.	/s/ Mark Albert Kempf
Director

Signed by Mark Albert Kempf	/s/ Mark Albert Kempf

EXECUTION PAGE OF SHARE PURCHASE AGREEMENT

Signed by Steven Paul Wiesner duly authorised for and on behalf of Emerald Medical Services Pte. Ltd.	/s/ Steven P. Wiesner
Director

Signed by Steven Paul Wiesner duly authorised for and on behalf of Emerald Apex Pte. Ltd.	/s/ Steven P. Wiesner
Director

Signed by Steven Paul Wiesner	/s/ Steven P. Wiesner